Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
by and among
DISCOVERREADY LLC,
a Delaware limited liability company,
DR HOLDCO LLC,
a Delaware limited liability company
STEVEN R. HARBER,
an individual
DAVID SHUB,
an individual
JAMES K. WAGNER,
an individual
PAUL YERKES,
an individual
C. PARKHILL MAYS,
an individual,
AND
DOLAN MEDIA COMPANY,
a Delaware corporation
November 2, 2009

Exhibit 2.1
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (as amended, modified, supplemented or restated in accordance with its terms from time to time, this “Agreement”), dated as of November 2, 2009, is by and among (i) discoverReady LLC, a Delaware limited liability company (the “Company”), (ii) DR Holdco LLC, a Delaware limited liability company (the “Seller”), (iii) each of (a) Steven R. Harber, an individual, (b) David Shub, an individual, (c) James K. Wagner, an individual, (d) Paul Yerkes, an individual, and (e) C. Parkhill Mays, an individual (collectively, the “Guarantors,” and each a “Guarantor”), and (iii) Dolan Media Company, a Delaware corporation (the “Buyer”). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 10.12.
RECITALS
1. The Company is engaged in the business of providing document review and discovery management solutions and related services to its clients (the “Business”).
2. The Seller owns all of the issued and outstanding membership interests of the Company.
3. Subject to the terms and conditions set forth herein, the Buyer desires to purchase from the Seller, and the Seller desire to sell to the Buyer, such portion of the membership interests in the Company owned by the Seller such that after such purchase, the Buyer will own 85% of the membership interests in the Company (with the remaining 15% continuing to be owned by the Seller) (the membership interests to be purchased by the Buyer hereunder is sometimes referred to herein as the “Purchased Membership Interests”).
4. The Company has agreed to become a party to this Agreement for the purpose of agreeing to certain covenants applicable to it as set forth herein.
AGREEMENT
In consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SALE AND TRANSFER OF THE PURCHASED MEMBERSHIP INTERESTS
1.1 Admission of the Buyer as a Member of the Company. At the Closing, a Third Amended and Restated Limited Liability Agreement of the Company shall be executed and delivered by and among the Company, the Seller and the Buyer, a copy of which is attached hereto as Exhibit 1.1 (the “Amended Operating Agreement”), to, among other things, allow for the transfer of the Purchased Membership Interests to the Buyer hereunder and the admission of the Buyer as a Member of the Company in connection therewith.

1.2 Sale and Transfer of the Purchased Membership Interests by the Seller to the Buyer. Pursuant and subject in all respects to the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, at the Closing, the Seller shall sell, transfer and deliver to the Buyer, free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature (the “Liens”), and the Buyer shall purchase from the Seller all of the Seller’s right, title and interest in the Purchased Membership Interests for the Purchase Price payable in accordance with Section 2.1 hereof.
1.3 Registration of the Purchased Membership Interests in the Buyer’s Name. As of the Closing, the Company will register in its books and records in the Buyer’s name the Purchased Membership Interests, which as of the Closing shall represent eighty-five percent (85%) of the Fully Diluted Interests in the Company.
ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT
2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer to the Seller or its designees for the Purchased Membership Interests, and the rights and benefits conferred hereunder, shall be $31,875,000, subject to adjustment as provided herein. The Purchase Price shall be payable as follows:
(a) At the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account or accounts previously designated by the Seller in writing, an aggregate amount equal to (i) $28,875,000 (the “Closing Date Purchase Price”) which shall be paid to the Seller in accordance with the wire transfer instructions set forth on Schedule 2.1(a) attached hereto, minus (ii) the costs and expenses to be borne by the Seller pursuant to Section 9.4(c) hereof, minus (iii) the fees and other expenses to be borne by the Seller pursuant to Section 10.6(b) hereof, minus (iv) any fees or expenses incurred by the Company or the Buyer pursuant to Section 6.8 hereof, minus (v) fees and expenses incurred by the Company (directly or indirectly on behalf of the Seller) in connection with the negotiation of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including any fees and expenses of counsel and any fees and expenses owed to VRA), minus (vi) fees and expenses incurred by the Company on behalf of the Seller pursuant to Section 9.7 hereof.
(b) At the Closing, the Buyer shall deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, $3,000,000 (the “Escrow Amount”). Such funds plus all income accrued thereon shall be maintained by the Escrow Agent to secure the Seller’s obligations under Section 9.2 of this Agreement and shall be administered and payable in accordance with an escrow agreement by and among Seller, Buyer and the Escrow Agent, in the form attached hereto as Exhibit 2.1(b) (the “Escrow Agreement”).

2.2 Net Working Capital and Capital Lease Liability Adjustment.
(a) The Purchase Price shall be subject to adjustment as determined pursuant to this Section 2.2.
(b) If the Net Working Capital exceeds the Target Net Working Capital, then the Buyer shall pay to the Seller or its designee an amount equal to the difference between the Net Working Capital and the Target Net Working Capital in accordance with the provisions of Section 2.2(b)(iv). If the Net Working Capital is less than the Target Net Working Capital, then the Seller shall pay to the Buyer or its designee an amount equal to the difference between the Target Net Working Capital and the Net Working Capital in accordance with the provisions of Section 2.2(b)(iv). If the Capital Lease Liability exceeds $600,000, then the Seller shall pay to the Buyer or its designee an amount equal to the difference between the Capital Lease Liability and $600,000 in accordance with the provisions of Section 2.2(b)(iv). If the Capital Lease Liability exceeds $600,000, then the Seller shall pay to the Buyer or its designee an amount equal to the difference between the Capital Lease Liability and $600,000 in accordance with the provisions of Section 2.2(b)(iv).
(i) For purposes of this Agreement,
(A) “Capital Lease Liability” shall mean the aggregate liability for capital leases of the Company as of the Closing Date determined in accordance with GAAP.
(B) “Net Working Capital” shall mean (1) current assets (including security deposits and related restricted cash not specifically categorized as current assets, but excluding Income Tax assets) minus (2) current liabilities of the Company (including deferred revenue and the severance or change of control payments payable to Company employees related to the consummation of the transactions contemplated by this Agreement set forth on Schedule 2.2(b)(i)(B) hereof), but excluding Indebtedness, capital lease obligations, Income Tax liabilities and any amounts deducted from the Closing Date Purchase Price pursuant to Section 2.1(a) above and shall be an amount, determined as of the Closing Date, calculated in the same manner as “Net Working Capital” is calculated on Exhibit 2.2(b) attached hereto. In such calculation, all applicable line item amounts shall be determined on a basis consistent with GAAP, except to the extent that such basis is inconsistent with Exhibit 2.2(b), in which case Exhibit 2.2(b) shall control.
(C) “Target Net Working Capital” shall mean and be equal to $3,000,000.
(ii) On or before the date sixty (60) days after the Closing Date (such date of delivery, the “Settlement Date”), the Buyer shall deliver its good faith determination of (A) Net Working Capital (calculated in the manner provided in Section 2.2(b)(i)(B) (the “Buyer Net Working Capital”) and (B) Capital Lease Liability (the “Buyer Capital Lease Liability”). During the period from the Closing Date until the Settlement Date, the Buyer and its agents shall have such access to the books and records of the Company as the Buyer and its agents shall reasonably request in order to enable them to calculate the Buyer Net Working Capital and the Buyer Capital Lease Liability. During the period from the Settlement Date until twenty (20) days after the Settlement Date, the Buyer shall give the Seller and its agents such access to the assets and books and records of the Company and the Buyer (including, but not limited to, the work papers, schedules and other documents prepared by the Buyer in connection with its calculation of the Buyer Net Working Capital and the Buyer Capital Lease Liability) as the Seller and its agents shall reasonably request in order to enable them to verify the calculation of the Buyer Net Working Capital and the Buyer Capital Lease Liability.

(iii) On or before the twentieth (20th) day following the Settlement Date, the Seller shall deliver to the Buyer a notice of objection (an “Objection Notice”) or a notice of acceptance (an “Acceptance Notice”) with respect to the Buyer Net Working Capital and the Buyer Capital Lease Liability. If an Acceptance Notice is delivered to the Buyer or if no Objection Notice is delivered to the Buyer before the expiration of such 20 day period, the Buyer Net Working Capital and the Buyer Capital Lease Liability shall be final and binding on the parties hereto as the Net Working Capital and the Capital Lease Liability. Any Objection Notice shall specify in reasonable detail the items in the Buyer Net Working Capital and/or the calculation of the Buyer Capital Lease Liability disputed by the Seller and shall describe in reasonable detail the basis for the objection and all information in the possession of the Seller which forms the basis therefor, as well as the amount in dispute. If an Objection Notice is delivered in accordance with this Section 2.2(b)(iii), the Buyer and the Seller shall consult with each other with respect to the objection set forth therein. If the Buyer and the Seller are unable to reach agreement within ten (10) days after an Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Arbitrator. The Arbitrator shall be directed to render a written report on the unresolved disputed issues with respect to the Net Working Capital and Capital Lease Liability as promptly as practicable, and to resolve only those issues of dispute set forth in the Objection Notice. If unresolved disputed issues are submitted to the Arbitrator, the Buyer and the Seller will each furnish to the Arbitrator such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Arbitrator may reasonably request. The Arbitrator shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of the Buyer and the Seller to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible. Any determination by the Arbitrator shall not be outside the range defined by the respective amounts in the Buyer Net Working Capital and/or the Buyer Capital Lease Liability, respectively, proposed by the Buyer’s and the Seller’s proposed adjustments thereto. The resolution of the dispute and the calculation of the Net Working Capital and the Capital Lease Liability by the Arbitrator shall be final and binding on the parties hereto. The fees and expenses of the Arbitrator shall be allocated between the parties in the proportion that the amounts determined by the Arbitrator against each party bears to the total amount in dispute (determined with respect to dollar amount).
(iv) If the Net Working Capital as finally determined pursuant to Section 2.2(b)(iii) is greater than the Target Net Working Capital, then the Buyer shall pay the difference thereof to the Seller. If the Net Working Capital as finally determined pursuant to Section 2.2(b)(iii) is less than the Target Net Working Capital, then the Seller shall pay to the Buyer the difference thereof. If the Capital Lease Liability as finally determined pursuant to Section 2.2(b)(iii) is greater than $600,000, then the Seller shall pay to the Buyer the amount by which such Capital Lease Liability exceeds $600,000. At the Buyer’s election in its sole discretion, the Seller’s obligations to pay all or any portion of the amount set forth in this Section 2.2(b)(iv) (the “Adjustment Payment”) may be satisfied from the Escrow Amount or paid by the Seller; provided however, that if such amounts are satisfied from the Escrow Amount, the Seller shall have the obligation to promptly (and in any event no later than 10 Business Days following payment of the Adjustment Payment) make a deposit to the Escrow Amount in an amount equal to the Adjustment Payment. All payments to be made pursuant to this Section 2.2(b)(iv) shall be made within five (5) Business Days following the final determination of the Net Working Capital and the Capital Lease Liability and by wire transfer of immediately available funds to a bank account designated in writing by the recipient prior thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES PERTAINING TO THE COMPANY
As a material inducement to the Buyer to enter into this Agreement, except as set forth on Schedules numbered to correspond with and relate to the individual Section numbers of this Article III, the Company represents and warrants to the Buyer as follows:
3.1 Organization and Qualification of the Company. The Company is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own or lease all the properties owned or leased by it, and to conduct the Business as currently conducted by the Company. The Company is in good standing in the jurisdictions identified on Schedule 3.1. The Company has not failed to qualify to do business in any jurisdiction where such failure would have a Material Adverse Effect upon the Company. The Company does not own or lease property, or engage in any material activity, in any jurisdiction other than the jurisdictions identified on Schedule 3.1. The Company has no Subsidiaries. The Seller has previously delivered to the Buyer complete and correct copies of the Organizational Documents of the Company.
3.2 Authorization. The execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary limited liability company action and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with the terms herein except as enforcement hereof may be limited by applicable Insolvency Laws.
3.3 Capitalization. After giving effect to the consummation of the transactions contemplated by this Agreement, immediately following the Closing, the only “membership interests” (as defined in the Act) in the Company issued and outstanding, reserved for issuance or committed to be issued will be:
(a) the membership interests in the Company owned by the Buyer, representing a 85% Participating Percentage; and
(b) the membership interests in the Company owned by the Seller, representing a 15% Participating Percentage.

There are no preemptive, conversion, subscription or other rights, options, warrants or agreements granted or issued by, or binding upon, the Company for the purchase or acquisition of any membership interests in the Company. All provisions of the Amended Operating Agreement have been complied with in conjunction with the transfer by the Seller of the Purchased Membership Interests to the Buyer. The Purchased Membership Interests were duly and validly issued, fully paid and non assessable, are free and clear of all Liens and were issued in a manner not in violation of applicable provisions of federal and state securities laws. The Company has no equity appreciation rights, phantom equity plan or similar rights outstanding.
3.4 No Conflict. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement by the Company nor the performance by the Company of the transactions contemplated hereby will, directly or indirectly:
(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Company, (ii) any resolution adopted by the governing body of the Company or the Seller as the sole member of the Company, or (iii) any Legal Requirement, Governmental Authorization, Material Contract or any Order to which the Company may be subject;
(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Legal Requirement, Governmental Authorization, Material Contract or Order; or
(c) result in (with or without notice or lapse of time) the imposition or creation of any Lien upon or with respect to the Purchased Membership Interests or any assets of the Company.
3.5 No Consent Required. Except as set forth on Schedule 3.5, no Consent, notification, approval, Order or authorization of, or declaration, filing or registration with, any Person or Governmental Body is required to be made or obtained by the Company in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement or the transactions contemplated hereby.
3.6 Financial Statements. Attached as Schedule 3.6 hereto are the following financial statements of the Company and accompanied by the related audit reports thereon of the Company’s independent auditors (collectively, the “Financial Statements”):
(a) the audited balance sheet as of December 31, 2008, the reviewed balance sheet as of December 31, 2007, and the unaudited balance sheet of December 31, 2006;
(b) the audited statement of operations of the Company for the twelve month period ended December 31, 2008, the reviewed statement of operations of the Company for the twelve month period ended December 31, 2007, and the unaudited statement of operations of the Company for the twelve month period ended December 31, 2006;

(c) the audited cash flow statement for the Company for the twelve months ended December 31, 2008, the reviewed cash flow statement for the Company for the twelve months ended December 31, 2007, and the unaudited cash flow statement for the Company for the twelve months ended December 31, 2006; and
(d) the balance sheet of the Company as of August 31, 2009 (the “Latest Balance Sheet Date”) (the unaudited balance sheet of the Company of August 31, 2009 is referred to herein as the “Latest Balance Sheet”) and the unaudited statement of income for the Company for the eight month period ended August 31, 2009.
(e) Except as set forth on Schedule 3.6(e) hereto, there are no accounts receivable of the Company which are over $10,000 and ninety (90) days past due. All accounts receivable and unbilled receivables (collectively, the “Receivables”) reflected on the Latest Balance Sheet, and all Receivables arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business consistent with past practice. Unless paid or written off in the ordinary course of business in accordance with past practice prior to the Closing Date, such Receivables will be as of the Closing Date collectible net of respective reserves against such Receivables for allowances and bad debts, which such reserves are commercially reasonable and have been determined in accordance with GAAP.
The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly and accurately present the financial position of the Company, including, but not limited to, disclosure of all material liabilities, direct or contingent, of the Company required to be disclosed by GAAP, as of December 31, 2006, December 31, 2007, December 31, 2008 and the Latest Balance Sheet Date, and the results of its operations for the respective periods then ended, subject, in the case of the unaudited financial statements, to normal and immaterial year-end adjustments and the absence of footnotes and other presentation items required by GAAP. The books and records of the Company are accurate and complete in all material respects, and fairly and accurately present and reflect in all material respects all of the transactions described therein.
3.7 Internal Controls. The Company has established, and maintains, adheres to and enforces, a system of internal control over financial accounting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has not identified or been made aware of (a) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Company, (b) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (c) any claim or allegation regarding any of the foregoing.

3.8 Absence of Liabilities; No Indebtedness. The Company does not have any debts, liabilities or obligations of any nature (whether accrued or unaccrued, absolute or contingent, direct or indirect, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due) arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), that are required to be reflected on a balance sheet included in the Financial Statements prepared in accordance with GAAP, other than those liabilities (i) included in the Latest Balance Sheet, (ii) incurred in the ordinary course of the Business consistent with past practices with unrelated third parties, or (iii) to be performed in the ordinary course of business consistent with past practices after the Closing pursuant to any Contract or Governmental Authorization. The Company does not have any Indebtedness (other than capital lease obligations).
3.9 Personal Property.
(a) Except as set forth on Schedule 3.9(a), the Company possesses good and marketable, indefeasible title, free and clear of all Liens, to all of the personal property assets needed to conduct the Business as presently conducted by the Company.
(b) The tangible assets of the Company, taken as a whole, are in good operating condition and are useable in the ordinary course of business consistent with past practices, subject to normal wear and tear. There is no material tangible asset or material portion of the tangible assets that requires any repair or replacement other than repair and maintenance arising in the ordinary course of business consistent with past practices. No property owned or leased by the Company is located other than at the real property leased pursuant to one of the Real Property Leases.
(c) Schedule 3.9(c) contains a true and complete list of all material tangible property owned or leased by the Company.
(d) This representation does not apply to Proprietary Rights.
3.10 Compliance with Laws; Governmental Authorizations.
(a) During the last five (5) years, the Company has been operated in material compliance with each Legal Requirement or Governmental Authorization that is or was applicable to the Business.
(b) During the last five (5) years, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation by the Company of, or a failure on the part of the Company to comply in any material respect with any Legal Requirement or Governmental Authorization applicable to the Business.
(c) The Company has not in the last five (5) years received any notice or other communication from any Governmental Body or any other Person regarding, and there does not currently exist, nor at any time in the last five (5) years has there existed, any material violation of, or material failure to comply with, any Legal Requirement or Governmental Authorization.

(d) The Company possesses all material Governmental Authorizations that are necessary to permit the Company to lawfully conduct and operate the Business and to permit the Company to own and use its respective assets (the “Company Governmental Authorizations”). Schedule 3.10(b) contains a complete and accurate list of each material Company Governmental Authorization. Each material Company Governmental Authorization is valid and in full force and effect. All applications required to have been filed for the renewal of the material Company Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Company Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
(e) No material Company Governmental Authorization is subject to termination or modification as a result of the authorization, execution, delivery, performance or lawful completion of this Agreement or the transactions contemplated hereby.
(f) The Seller has provided the Buyer with copies of any legal research or legal opinions in the possession or under control of the Company or the Seller relating to whether the business conducted by the Company constitutes the unauthorized practice of law.
3.11 Real Property.
(a) The Company does not own, nor has it agreed or have an option to purchase or sell, or is it obligated to purchase or sell, any real property.
(b) Schedule 3.11(b)-1 lists all real property leases, licenses and other occupancy agreements to which the Company is a party or by which the Company is bound as of the date hereof (the “Real Property Leases”). Except as set forth on Schedule 3.11(b)-2, the Company is not in material default of any of the terms of any Real Property Lease nor, to the Seller’s Knowledge, is any other party to any Real Property Lease in default under the terms thereof; and each such Real Property Lease is in full force and effect and is valid, binding and enforceable against the Company and each other party thereto in accordance with its terms except as enforcement may be limited by applicable Insolvency Laws. Accurate and complete copies of the Real Property Leases have heretofore been delivered to the Buyer by the Seller. Except as specified in Schedule 3.11(b)-3, the Company is in compliance with, and neither the Company nor the Seller has received any notice of default or any notice of noncompliance with respect to, any of the Real Property Leases or under any applicable state, federal and municipal laws and regulations relating thereto. The Company has no past due obligation as lessee under any Real Property Lease. No Real Property Lease has been assigned in whole or in part by the Company and no subleases have been entered into relating to any of the Real Property Leases. The real property and improvements leased pursuant to the Real Property Leases shall be referred to herein as the “Leased Real Property.” The Leased Real Property, taken as a whole, is in good order and repair. Except as set forth on Schedule 3.11(b)-4, there is no build out work or other improvements to be made under any of the Real Property Leases. Neither the Seller nor the Company has received any written notice or, to the Seller’s Knowledge, oral notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property that could adversely affect insurability that has not been complied with. There is no pending or, to the Seller’s Knowledge, Threatened condemnation or other governmental taking of any Leased Real Property or any part thereof. There are no special, general or other assessments pending or, to the Seller’s Knowledge, Threatened against the Company or affecting any Leased Real Property that would be payable by the lessee thereof. Except as specified in the Real Property Leases, none of the Real Property Leases contain any provisions restricting the location (including present location and future location) of other business activities of the lessee (or assignee) thereunder. Except as set forth on Schedule 3.11(b)-5, neither the Seller nor the Company has entered into any brokerage arrangement with respect to any Real Property Lease.

3.12 Contracts.
(a) Schedule 3.12(a) contains a complete and accurate list, and the Seller has delivered to the Buyer complete and correct copies (or forms thereof, where form agreements are used; provided that any and all material deviations or changes to the forms in any individual case are described on Schedule 3.12(a)), of the following Contracts to which the Company is a party (each, a “Material Contract”):
(i) each Contract with any customer of the Business pursuant to which the Company received in excess of $50,000 of net revenue from such customer during the twelve month period ended December 31, 2008 or reasonably expects to receive in excess of $50,000 of net revenue from such customer during the twelve month period ending December 31, 2009;
(ii) each partnership or joint venture Contract;
(iii) each Contract limiting the right or ability of the Company to engage in or compete with any Person in any line of business or in any geographical area in any material respect or granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;
(iv) each Contract for the employment or engagement of, or with respect to the employment benefits, service conditions or severance of, any directors, executive officers or employees (a) with respect to directors, executive officers or employees paid in excess of $50,000 during calendar year 2008, (b) for directors, executive officers or employees being paid a base salary in excess of $50,000 during 2009, (c) which contains a provision that would require any payment to any employee, director or officer upon the consummation of the transactions contemplated hereby or (d) which resulted in an obligation by the Company in 2008 in excess of $50,000 or is expected to result in an obligation in excess of $50,000 in 2009;
(v) each collective bargaining agreement or arrangement with any labor union and any such agreements currently in negotiation or proposed;
(vi) each Contract for the license, development or use of Proprietary Rights, except for Commercial Software;
(vii) each Contract (or multiple Contracts with the same Person or Affiliates of such Person) for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services by or to the Company (except that the Company need not list any such contract or series of contracts made in the ordinary course of business which require, individually or collectively, aggregate future payments of less than $50,000);

(viii) each Contract under which the Company has borrowed or loaned any material amount of money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for any material amount of borrowed or loaned money or any guarantee of such indebtedness by the Company, the Seller or any Guarantor;
(ix) each agreement or Contract granting any Person a Lien on any assets of the Company;
(x) all Real Property Leases;
(xi) each assignment of inventions, non-solicitation or confidentiality agreement currently in force with any employee or consultant of the Company;
(xii) each agreement, Contract, commitment or arrangement for (A) capital expenditures, (B) relating to the acquisition of any material assets or construction of fixed assets for or in respect of the Leased Real Property (in each case, other than in the ordinary course of business consistent with past practice) or (C) the acquisition of any assets or equity interests of any Person;
(xiii) each Contract having a remaining term in excess of thirty (30) days, which is not terminable by the Company without penalty on thirty (30) days’ or less notice and which involves payments in excess of $50,000;
(xiv) each Contract between the Company, on the one hand, and the Seller or any Guarantor or any Affiliate of the Seller or any Guarantor, on the other hand;
(xv) each Contract providing for the indemnification of any officer, director, employee, agent, consultant or representative of the Company or other Person;
(xvi) each Contract for purchase or sale of any assets of the Company which is not in the ordinary course of business of the Company, whether by sale or purchase of stock or assets or any merger or consolidation; and
(xvii) any other Contract (or multiple Contracts with the same Person or Affiliates of such Person), whether or not made in the ordinary course of business, which involves payments in excess of $50,000 in consideration.
(b) All of the Material Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms except as enforcement may be limited by applicable Insolvency Laws, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that would give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Material Contract.

(c) There are no pending renegotiations of any of the Material Contracts and all new Contracts which are being actively negotiated and which would be required to be listed on Schedule 3.12(a) are so listed thereon.
(d) The Company enjoys peaceful and undisturbed possession of all material leased personal or movable property under all such leases set forth, or required to be set forth, on Schedule 3.12(a), and all of such leases are valid and in full force and effect and are enforceable against the Company and against all other parties thereto except with respect to laws applicable to creditors rights and equitable principles generally, neither the Company nor, to the Seller’s Knowledge, any other party thereto is in default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such leases.
(e) Except as set forth on Schedule 3.12(e), no Material Contract is subject to termination, modification or acceleration as a result of the transactions contemplated by this Agreement or the transactions contemplated hereby.
3.13 Proprietary Rights.
(a) The Company owns, or is licensed, or otherwise possesses the necessary rights, to use, distribute, sell, resell, license or sublicense, as applicable, all Proprietary Rights which are used, distributed, sold, resold, licensed and sublicensed in connection with, or which are otherwise necessary for, the Business of the Company (“Company Proprietary Rights”). Subject to obtaining Consent to the consummation of the transactions contemplated hereby under the items set forth on Schedule 3.13(a) from the other party thereto, each item of Company Proprietary Rights will, immediately subsequent to the Effective Time, continue to be owned and/or available for use, distribution, sale, resale, license or sublicense by the Company on terms which are identical to those pursuant to which the Company, immediately prior to the Effective Time, owned and/or had the right to use, distribute, sell, resell, license or sublicense, as applicable, such item.
(b) Schedule 3.13(b) contains a complete and correct list of all of the Company’s (i) patents and patent applications; (ii) registered, applied for and material unregistered trademarks and service marks; (iii) registered domain names; (iv) copyright registrations and applications for registration thereof; and (v) material computer software owned or used by the Company, including all Embedded Software (as defined below), but excluding Commercial Software (as defined below). Where applicable for the items listed on Schedule 3.13(b) (i.e. not including unregistered items or third party computer software), Schedule 3.13(b) contains the name of the registered owner, date of registration or application and name of registration body where the registration or application was made. All renewal and maintenance fees in respect of the items listed on Schedule 3.13(b) (if applicable) have been duly paid and all registrations therefor (A) are in full force, have not been cancelled, abandoned, adjudicated invalid, or otherwise terminated, (B) to the Seller’s Knowledge, are not subject to any opposition or nullity proceeding or interference, and (C) to the Seller’s Knowledge, no

Person has Threatened to commence an opposition or nullity proceeding or interference. The Company has licenses for all Commercial Software used in the Business and use of such Commercial Software is, to the Seller’s Knowledge, in accordance with such licenses. “Commercial Software” means packaged commercially available software programs generally available to the public which (i) have been licensed to the Company pursuant to end-user licenses, (ii) are used in the Company’s Business but are not a component of, incorporated into (other than to provide generalized functions which are also used outside of services provided by the Company), or used in the development or delivery of any Company Product (as defined in Section 3.13(h) below) and (iii) have a cumulative acquisition cost or license fee to the Company for all software and rights to use under each such end-use license of less than $25,000. “Embedded Software” means third party Proprietary Rights (excluding Commercial Software) that are a component of, incorporated into or otherwise used in the development or delivery of any of the Company Products.
(c) Schedule 3.13(c)(i) contains a compete list of all (excluding Commercial Software) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is engaged, licensed, authorized or otherwise has rights to develop, use, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any Proprietary Rights of or for any third parties (collectively, the “Third Party Licenses“). Except as set forth in the Third Party Licenses listed on Schedule 3.13(c)(ii), the Company is not obligated to pay any fees, royalties or other compensation or consideration for the continued rights under the Third Party Licenses. Schedule 3.13(c)(iii) contains a compete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any third party is engaged, authorized or otherwise have rights to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any of the Company Proprietary Rights or services (in whole or in part), including any source code escrow agreements (collectively, the “Company Licenses“). Except as set forth in the Company Licenses listed on Schedule 3.13(c)(iv), all of the Company Licenses exclude the imposition of the payment by the Company of consequential damages of the licensee or other party to the Company Licenses.
(d) Except for Commercial Software and other than Proprietary Rights which are the subject of Third Party Licenses (where the Company does not own any Proprietary Rights developed thereunder), (i) the Company is the sole and exclusive owner of the Company Proprietary Rights (free and clear of any Liens) (“Owned Proprietary Rights“), (ii) the Company is not obligated to pay any continuing fees, royalties or other compensation or consideration to any third party (including to any employee of the Company or other developer) with respect to any such Owned Proprietary Rights, and (iii) all such Owned Proprietary Rights were developed, created and designed by employees of the Company acting within the scope of their employment or by consultants or contractors who have assigned all of their right, title and interest in and to such Owned Proprietary Rights pursuant to agreements listed on Schedule 3.13(c)(ii). Except as set forth on Schedule 3.13(d), no government funding or university or college facilities were used in the development of the Company’s Products.

(e) To the Seller’s Knowledge, the Company has not infringed, misappropriated, violated or engaged in unfair competition, and is not currently infringing, misappropriating, violating or engaging in unfair competition with respect to, any Proprietary Rights of any third party. To the Seller’s Knowledge, there are no claims pending or Threatened by any Person (i) alleging any such infringement, misappropriation, violation or unfair competition, (ii) against the use by the Company or any third party of any Company Proprietary Rights or (iii) challenging the ownership by the Company, validity or effectiveness of any Owned Proprietary Rights. With the exception of trademark, trade name and domain name clearance performed from time to time by the Company in the ordinary course prior to commencement of the Company’s use thereof, the Company has not undertaken or authorized legal counsel to undertake any investigation as to whether any Company Proprietary Rights infringes, misappropriates or otherwise violates any third party Proprietary Rights and, without limiting the generality of the foregoing, the Company has not received a non-infringement legal opinion with respect to any Company Proprietary Rights. To the Seller’s Knowledge, there is no unauthorized use, infringement, misappropriation or violation of any of the Company Proprietary Rights, including by an employee or former employee of the Company.
(f) Except as set forth on Schedule 3.13(f) (in reasonable detail to explain the reasons why each such item is set forth therein), the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise marketing or distributing any products or services, or granting to others the right to do so, whether to any class or type of customers or through any type of channel or in any geographic area or during any period of time, or otherwise, including by virtue of any exclusive arrangements with vendors, distributors, resellers or others.
(g) The Company has taken reasonable measures to safeguard and maintain the Company’s rights in, and the proprietary and confidential nature of any and all material trade secrets and confidential processes, algorithms, source code, know how, business methods, data, or other confidential information, data and materials owned by or licensed to the Company or used in the Business. All Persons, whether employees, consultants, contractors or otherwise who were involved in the development of Owned Proprietary Rights have executed and delivered to the Company an agreement regarding the protection of such Company Proprietary Rights, and the assignment to or ownership by the Company of all Proprietary Rights arising from the services performed for the Company by such Persons. To the Seller’s Knowledge, no current or prior officer, manager, employee, consultant or contractor of the Company claims, and, to the Seller’s Knowledge, there is no grounds to assert a claim to, or any ownership interest in, any such Proprietary Right as a result of having been involved in the development, creation or design of such property while employed or engaged by or consulting to the Company, or otherwise.
(h) The products and services which the Company markets as part of the Business are herein, the “Company Products.” During the twelve (12) month period immediately prior to the date hereof, none of the Company Proprietary Rights have exhibited defects which have materially affected the delivery or performance of the Company Products and which have not been substantially corrected in the ordinary course of business. To the Seller’s Knowledge, the products of the Company do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions. Except as set forth on Schedule 3.13(h)(ii), the Company Products do not contain any open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, the GNU Lesser General Public License, BSD License, Apache or Open LDAP Public License) (said open source or public library software is herein, collectively, “Open Source Software,” and all licenses under which such Open Source Software is used is herein, collectively, the “Open Source Licenses“).

(i) Except as set forth in the items listed on Schedule 3.13(i)(i), the Company has not made any written representations, warranties, or guarantees, or offered service level agreements (or similar commitments) with respect to the Company Products. Schedule 3.13(i)(ii) lists all warranty claims or breach of guarantee claims (including any pending claims) and any material written customer complaints related to the Company Products for which a refund has been requested and the nature of such claims and the total dollar amount of refunds, payments and credits paid or issued under any representation, warranty, guarantee or service level agreement or otherwise for each of the last two complete fiscal years and the current fiscal year to date.
(j) Except as set forth on Schedule 3.13(j), (i) the Company has not used, purchased or authorized the use or purchase of, and is not currently using, as keywords, any trademark, service mark, or trade name of any competitor of the Company or any other Person, or any terms confusingly similar thereto (“Third Party Marks“), in any manner designed to: divert traffic from or to obscure another Person’s website, without the written consent of such other Person; to disrupt the experience of a visitor to the website of another Person, without the written consent of such other Person; to elevate search engine rankings of the Company or its Business above those of any competitor of the Company; or to infringe, tarnish, dilute or otherwise violate such Third Party Marks; and (ii) the Company has taken reasonable measures to comply with the Controlling the Assault of Non Solicited Pornography and Marketing Act of 2003 (the “CAN SPAM Act“), including, but not limited to, complying with all disclosure requirements, and those requirements relating to opt out mechanisms and requests, in regard to all electronic mail messages that qualify as “commercial electronic mail messages” within the meaning of the CAN SPAM Act.
(k) The computer software, hardware, systems and databases used internally in the operation of the Business (the “Computer System“) adequately meets the data processing needs of the Business and operations of the Company as presently conducted. The Company has arranged for back-up data processing services adequate to meet its data processing needs in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. To the Seller’s Knowledge, the Computer System performs substantially in accordance with the documentation related thereto. The Company has not suffered any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any substantial disruption or interruption in its Business.
(l) Except for the information a user may provide via the “Contact Us” page of the Company’s Websites, the Company Websites do not collect any personally identifiable information; provided, however, that to the extent the Company has collected personally identifiable information through the Company Websites, it has used such personally identifiable information in compliance with its privacy policy set forth in the Company Websites. The Company has adopted reasonable measures, including administrative, physical, and technical measures, to protect the confidentiality, security, availability and integrity of personally identifiable information maintained, processed or transmitted by or through the Company System. To the Seller’s Knowledge, the Company has not experienced any material breach of security of personally identifiable information maintained, processed or transmitted by the Company whether or not such security breach required notice thereof to any Person under any applicable Legal Requirement.

3.14 ERISA.
(a) Schedule 3.14(a) sets forth a complete list of Employee Benefit Plans.
(b) The Seller has delivered complete and correct copies to the Buyer of (i) each written Employee Benefit Plan, as amended, together with all required unaudited financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan, if any; (iii) the most recent determination letter, and any other material ruling or notice issued by any Governmental Body with respect to such plan within the last six (6) years; (iv) the Form 5500 Annual Report (or a description of any applicable exemption) and any PBGC Form 1 for the three (3) most recent plan years to the extent such forms are required for any Employee Benefit Plan; (v) the most recent summary plan description and any subsequent summary of material modifications thereto which relates to any such plan; and (vi) each other document, explanation or communication which is legally required to be provided to employees or participants in any such plan (assuming a written request therefor has been made by a participant) which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Benefit Plans, including a true and complete description of any material terms of such plan, is set forth on Schedule 3.14(b).
(c) Each Employee Benefit Plan (i) has been in compliance in all material respects and currently complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code and any other applicable Legal Requirement, and has been operated in accordance with its terms (except for those terms which are inconsistent with the changes required by an applicable Legal Requirement for which changes to such plan are not yet required to be made, in which case the applicable Employee Benefit Plan has been administered in all material respects in accordance with the provisions of such applicable Legal Requirement); and (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.
(d) Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e) There are no actions, suits, investigations or claims pending or, to the Seller’s Knowledge, Threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets thereof.
(f) Except as could not result in material liability, no Person has: (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Employee Benefit Plan; (ii) breached a fiduciary obligation with respect to any Employee Benefit Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.
(g) Except as set forth on Schedule 3.14(g), each Employee Benefit Plan of the Company may be amended, terminated, modified or otherwise revised by the Company, to the extent permitted by applicable Legal Requirements, on and after the Closing, without further liability to the Company.
(h) No Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with the Company or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or any applicable state or other federal law requiring continuation of health coverage).
(i) With respect to all periods prior to the Closing, the requirements of COBRA have been satisfied with respect to each Employee Benefit Plan which is subject to COBRA.
(j) With respect to each Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the appropriate Financial Statements and each such plan has no unfunded liability which is not reflected on the appropriate Financial Statements.
(k) Except as could not result in material liability, no communication or disclosure has been made that did not accurately reflect the terms and operations of any Employee Benefit Plan effective as of the time, if any, set forth in such communication or disclosure.

(l) No Employee Benefit Plan or any other agreement, program, policy or other arrangement by or to which either the Company or any ERISA Affiliate, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment or transfer could constitute an “excess parachute payment” within the meaning of Section 280G of the Code (for this purpose, the consummation of the transactions contemplated by this Agreement will be deemed to constitute a change in the ownership of a corporation (as described in Code Section 280G(b)(2)(A)(i)(I)).
(m) The Company has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company and its Affiliates as common law employees, leased employees, independent contractors or agents of the Company or its Affiliates.
(n) Each Employee Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) was, for the period beginning on the later of (A) January 1, 2005, and (B) the date of the inception of such Employee Benefit Plan, and ending on December 31, 2008, administered in good faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) has been, since the later of (A) January 1, 2009, and (B) the date of the inception of such Employee Benefit Plan, administered in compliance, in all material respects, with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder, and (iii) has been, since the later of (A) January 1, 2009, and (B) the date of the inception of such Employee Benefit Plan, in a written form that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it could not reasonably be expected that, in the event of an audit by the Internal Revenue Service of either the Company or any individual participating in such Employee Benefit Plan, the additional tax described in Section 409A(a)(1)(B) would be assessed against any such participant with respect to benefits due or accruing under such Employee Benefit Plan.
(o) No Employee Benefit Plan is subject to any Legal Requirement arising under any jurisdiction outside of the United States and its territories.
3.15 Labor and Employment Matters and Workers Compensation.
(a) (i) None of the employees employed by the Company is a party to or bound by any collective bargaining agreement or other labor Contract with respect to their employment by the Company; (ii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (iii) no organizing or decertification efforts are underway or Threatened; (iv) since the formation of the Company, no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Seller’s Knowledge, Threatened; (v) there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Seller’s Knowledge, Threatened, in any forum, relating to an alleged violation or breach by the Company (or its officers, directors, managers or members) of any Legal Requirement or Contract; (vi) all amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits as of the Latest Balance Sheet Date are reflected in the Latest Balance Sheet; (vii) except as set forth on Schedule 3.15(a)(vii), no employee employed by the Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance; and (viii) the Company will not have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the transactions contemplated hereunder. With respect to the transactions contemplated herein, any notice required under any Legal Requirement or any collective bargaining agreement has been, or prior to the Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three (3) years, the Company has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations issued thereunder, or any similar foreign, state or local law, regulation or ordinance (“WARN Act”). Within ninety (90) days preceding the date hereof, no employee employed in the Business has suffered an “employment loss” with the Company, as such term is defined in the WARN Act.
(b) Schedule 3.15(b) sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) employed by the Company or by any ERISA Affiliate made since the formation of the Company and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements for (a) costs, expenses and other liabilities under any workers compensation laws in the United States, regulations, requirements or programs and (b) any other medical costs and expenses to the extent such information can be provided pursuant to applicable Legal Requirements. To the Seller’s Knowledge, no claim or injury, fact, event or condition exists that would give rise to a material claim (individually or in the aggregate) by employees or former employees (including dependents and spouses) employed by the Company or by any ERISA Affiliate under any United States workers compensation laws, regulations, requirements or programs or for any other medical costs and expenses.
(c) Schedule 3.15(c) sets forth all severance or change of control payments payable to Company employees related to the consummation of the transactions contemplated by this Agreement.
3.16 Employees. Schedule 3.16 is a complete and correct list setting forth as of the date hereof (i) the names and current compensation rates and other compensation of all individuals presently employed by the Company on a salaried basis, (ii) the names and current compensation rates of all individuals presently employed by the Company on an hourly or piecework basis (excluding temporary attorneys employed through staffing companies), and (iii) the names and total annual compensation for all independent contractors (excluding temporary attorneys employed through staffing companies) who render services on a regular or seasonal basis to the Company. Except as set forth on Schedule 3.16, no Person listed thereon has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since the Latest Balance Sheet Date or since such date there has been no promise to the employees listed on Schedule 3.16, orally or in writing, of any bonus or increase in compensation, whether or not legally binding. Schedule 3.16 contains a list of material perquisites, including but not limited to, country club dues and similar memberships, car allowances and car payments, and housing subsidies, and the employees of the Company to which they have been given during the last three (3) years.

3.17 Books and Records. Except as set forth on Schedule 3.17, the minute books and membership interests records of the Company, copies of which have been delivered by the Seller to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.
3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, no officer, manager, member, director, employee or Affiliate of the Company or any entity in which any such Person or individual is an officer, director or the owner of five percent (5%) or more of the beneficial ownership interests, is a party to any Contract with the Company or has any interests in any property used in the Business or has any claim or right against the Company. Each Affiliate transaction was effected on terms equivalent to those which would have been established in an arm’s-length negotiation. Neither the Company nor any of its Affiliates has any direct or indirect interest in any competitor of the Company, except for passive ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.
3.19 Insurance Policies. Schedule 3.19 contains a complete and accurate list of all insurance policies (including “self-insurance” programs) currently maintained by the Company that covers the Company and its operations other than those which are part of, or provided benefits under, an Employee Benefit Plan (the “Insurance Policies”) and all general liability policies maintained by the Company during the past three (3) years with respect to the Company and all material claims (other than claims made under group medical plans) now pending or made under any current or prior insurance policies during such three (3)-year period. The Insurance Policies are in full force and effect, the Company is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. The Company has not received any notice of cancellation or, to the Seller’s Knowledge, intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies.
3.20 Taxes.
(a) The Company has timely filed (taking into account applicable extensions) all Tax Returns required to be filed or fully remedied any delinquent filings within close proximity of the due date thereof (taking into account applicable extensions). All such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by the Company have been paid (whether or not such Taxes are shown on any Tax Return). The unpaid Taxes of the Company (i) did not as of the Latest Balance Sheet Date exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Latest Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof.
(b) The Company has timely remitted (or fully remedied any delinquent remittance within close proximity to the due date thereof) with respect to its employees, foreign creditors, independent contractors or other third parties all U.S. Federal and state Taxes, FICA, FUTA, and other Taxes required to be withheld and/or, if due, remitted and all Forms W 2 and 1099 required with respect thereto have been accurately completed in all material respects and timely filed, or if delinquent, such filing delinquencies have been fully remedied within close proximity of the due date thereof (taking into account applicable extensions).

(c) The Company does not have any Tax deficiency outstanding, proposed, assessed, or, to the Seller’s Knowledge, Threatened by any Tax authority against the Company and the Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d) No audit or other examination of any Tax Return of the Company is presently in progress or pending, nor has the Company been notified in writing of any request for such an audit or other examination.
(e) Schedule 3.20(e) contains a list of all jurisdictions (whether foreign or domestic) to which the Company is subject to Tax. There is no investigation or other Proceeding pending or, to the Seller’s Knowledge, Threatened by any Tax authority for any jurisdiction where the Company or the Seller does not file Tax Returns with respect to a given Tax that involves an assertion by such Tax authority that the Company is or may be subject to a given Tax in such jurisdiction in connection with the conduct of the Company prior to the Effective Time.
(f) Except as provided on Schedule 3.20(f), there are no Liens for Taxes on the assets of the Company other than Taxes not yet due and payable.
(g) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.
(h) The Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has the Company had Taxable nexus or a Taxable presence in a jurisdiction in which it does not file Tax Returns.
(i) The Company has been taxed since its inception for federal and state income tax purposes as a partnership (or an entity disregarded from its owner) since its inception and has not elected to be treated as an association taxable as a corporation.
(j) The Company has not made an effective election under Section 754 of the Code.
(k) The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l) To the Seller’s Knowledge, the Company has disclosed on its federal income and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any corresponding or similar provision of state tax Legal Requirements.
(m) None of the assets of the Company is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Companies directly or indirectly secures any debt the interest on which is tax exempt under Section 103(e) of the Code. None of the assets of the Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(n) Except as provided under the Current Operating Agreement, the Company has no obligation to make distributions with respect to Taxes of its owners for any period (or portion thereof) ending on or before the Closing Date.
3.21 Litigation.
(a) There is no pending Proceeding: (i) that has been commenced by or against the Company, (ii) that otherwise relates to or may affect the Company; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. No such Proceeding has, to the Seller’s Knowledge, been Threatened.
(b) (i) There is no Order to which the Company or the Business is subject; and (ii) no officer, manager, member, director, agent or employee of the Company is subject to any Order that prohibits such officer, manager, member, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Company.
(c) (i) The Company is, and at all times has been, in compliance with all of the terms and requirements of each Order to which it is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company is subject; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company is or has been subject.
3.22 Environmental and Safety Requirements.
(a) The Company and its operations are and have been for the past three years in compliance, in each case in all material respects, with all applicable Environmental and Safety Requirements, including possession of all Governmental Authorizations required under Environmental and Safety Requirements and filing of all notices or applications required thereby.

(b) To the Seller’s Knowledge, (i) the Company has never generated, transported, treated, stored, disposed of, arranged for the disposal of, or otherwise handled, any Hazardous Materials at any site, location or facility owned or operated or used by the Business or at any offsite location and (ii) to the Seller’s Knowledge, no Hazardous Materials are present on, in, under or emanating from the Leased Real Property, and the Leased Real Property does not contain any Hazardous Materials except as, for either or both (i) and (ii), would not result in a condition in material violation of, or any material liability under, any applicable Environmental and Safety Requirements for which the Company would be responsible. The Company does not own or operate any underground storage tanks on the Leased Real Property.
(c) The Company has not been subject to, and the Company has not received any written notice, of any private, administrative or judicial action, Order, or investigation relating to any violation of Environmental and Safety Requirements or the presence or alleged presence of Hazardous Materials in, under, upon, or emanating from any real property now or previously owned by or used in the Company or any offsite location, that, in each case, remains unresolved. There are no pending or, to the Seller’s Knowledge, Threatened actions, investigations, Orders or Proceedings from or with respect to any Governmental Body or any other entity regarding any violation of or liability under Environmental and Safety Requirements.
(d) To the Seller’s Knowledge, no facts, events or conditions with respect to the past or present operations or facilities of the Company exist that would reasonably be expected to materially interfere with or prevent the Company’s continued compliance with, or give rise to any material common law or statutory liability or otherwise form the basis of any Proceeding against or involving the Company under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, but not limited to, material liability for cleanup costs, personal injury or property damage.
(e) The Company does not have, control or possess any environmental studies with respect to the Leased Real Property or the Business.
(f) For purposes of this Agreement, “Environmental and Safety Requirements” means all federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public and worker health and safety with respect to exposure to Hazardous Materials, pollution or protection of the environment. For purposes of this Agreement, “Hazardous Materials” means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including, but not limited to, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, but not limited to, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct have been imposed under any Environmental and Safety Requirements.

3.23 Conduct of the Business. Since the Latest Balance Sheet Date, the Company has conducted the Business only in the ordinary course of business consistent with past practice, and has incurred no liabilities other than in the ordinary course of business consistent with past practice and there has been no Material Adverse Effect, and no contingency has developed or occurred which could reasonably be expected to result in or cause a Material Adverse Effect. Without limitation of the foregoing, since the Latest Balance Sheet Date, the Company has not:
(a) accelerated or delayed the provision of services, in a manner inconsistent with past practices;
(b) sold, assigned or transferred any asset or property right, or mortgaged, pledged or subjected such asset or property right to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;
(c) sold, assigned, transferred, abandoned or permitted to lapse any Governmental Authorizations that are required for the operation of the Business, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets (other than customer licenses attendant to the ordinary course of business consistent with past practice);
(d) made or granted any increase in, or amended (except as may be required by law) or terminated, any existing plan, program, policy or arrangement, including, but not limited to, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into, modified or terminated any new collective bargaining agreement or multiemployer plan;
(e) undertaken any employee layoffs that could implicate the WARN Act;
(f) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any stockholder, member, manager, employee, officer or director of the Business other than regular salary and expense reimbursement payments;
(g) suffered any extraordinary loss, damage, destruction or casualty loss to the Company or waived any rights of value in excess of $50,000, whether or not covered by insurance and whether or not in the ordinary course of business consistent with past practice;
(h) received written notification that any material customer of the Company or supplier to the Company will stop or materially decrease in any respect the rate of business done with the Company;
(i) entered into any other material transaction, other than in the ordinary course of business consistent with past practice; or
(j) committed to any of the foregoing.

3.24 Absence of Questionable Payments. Neither the Company nor any of its respective members, managers, directors, officers, agents, employees or other Persons acting on behalf of the Company has (a) used any company or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd 2), as amended, or any other applicable U.S. Federal, state or foreign law, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
3.25 Government Contracts. The Company is not a party to, or bound by the provisions of, any Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or any department, agency or instrumentality thereof or any other Governmental Body.
3.26 Corporate Name; Business Locations. During the past five (5) years, the Company has only been known as or used the corporate, fictitious and trade names set forth on Schedule 3.26. The Company has not been the surviving entity of a merger or consolidation nor has the Company acquired all or substantially all of the assets of any Person. During the past five (5) years, the Company has not had an office or place of business other than as listed on Schedule 3.26.
3.27 Major Customers. Schedule 3.27 sets forth the Major Customers of the Company along with the dollar value of the revenue from each such client for the twelve-month period ended on the Latest Balance Sheet Date. In the twelve months preceding the Closing Date, no Major Customer of the Company has cancelled or otherwise terminated, or, to the Seller’s Knowledge, Threatened to cancel or otherwise terminate, its relationship with the Company or reduce, or, to the Seller’s Knowledge, Threatened to reduce, its business with the Company. The Company has not received any written notice nor is there any Seller’s Knowledge that any Major Customer intends to cancel or otherwise adversely modify its relationship with the Company, as a result of the transactions contemplated by this Agreement.
3.28 Brokers or Finders. Other than VRA Partners, LLC (“VRA”) (whose fees and expenses, including those incurred under the VRA Engagement Letter (a true and correct copy of which has been provided to the Buyer), will be paid by the Seller), none of the Company, the Seller, the Guarantors or any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
As a material inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer, except as set forth on Schedules numbered to correspond with and relate to the individual Section numbers of this Article IV, as follows:
4.1 Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the requisite company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller has previously delivered to the Buyer complete and correct copies of the Organizational Documents of the Seller.
4.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by the Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary company action. This Agreement and the other Transaction Documents to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with the terms hereof or thereof except as enforcement hereof may be limited by applicable Insolvency Laws.
4.3 Capitalization(a). All of the authorized and outstanding membership interests in the Seller (the “Seller Membership Interests”) are owned by those Persons identified and in the amounts set forth opposite their respective names on Schedule 4.3-1 attached hereto. Except as set forth on Schedule 4.3-2, there are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to issue, purchase or register any of the Seller Membership Interests. Each of the Seller Membership Interests was duly and validly issued, fully paid and non assessable, is free and clear of all Liens and was issued in a manner not in violation of applicable provisions of U.S. Federal and state securities laws. The Seller does not have any equity appreciation rights, phantom equity plan or similar rights.
4.4 Ownership; No Liens(a). The Seller is the record and beneficial owner of all of the Purchased Membership Interests, which have been duly and validly issued, fully paid, and non-assessable, and the Seller owns such membership interests in the Company free and clear of all Liens and there are no outstanding preemptive rights, warrants, options or other rights to purchase, or unitholder, voting trust or similar Contracts outstanding with respect to, all or any portion of the Purchased Membership Interests. Other than as described in the Amended Operating Agreement, upon consummation of the transactions contemplated by this Agreement, the Buyer will be vested with marketable title to the Purchased Membership Interests sold and transferred by the Seller, free and clear of all Liens.

4.5 No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by the Seller nor the performance by the Seller of the transactions contemplated hereby or thereby will, directly or indirectly:
(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Seller, (ii) any resolution adopted by the governing body of the Seller, or (iii) any Legal Requirement, Governmental Authorization, Material Contract or any Order to which the Seller may be subject; or
(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to the Seller.
4.6 No Business Activities. Except as set forth on Schedule 4.6 attached hereto, the Seller has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity other than its ownership of all of its membership interests in the Company and, prior to the Closing, the performance of its duties as the managing member of the Company.
4.7 Compliance with Instruments. The Seller is not in violation or breach of any term of the Organizational Documents of the Company.
4.8 Brokers and Finders. Except for VRA (whose fees and expenses, including those incurred under the VRA Engagement Letter, will be paid by the Seller), neither the Seller nor any of the Seller’s agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.
4.9 No Consent Required. No Consent, notification, approval, Order or authorization of, or declaration, filing or registration with, any Person or Governmental Body is required to be made or obtained by the Seller in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
As a material inducement to the Seller to enter into this Agreement, the Buyer represents and warrants to the Seller as follows:
5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the requisite company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary company action. This Agreement and the other Transaction Documents to which the Buyer is a party constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with the terms herein except as enforcement hereof may be limited by applicable Insolvency Laws.
5.3 No Conflict. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or any Transaction Document by the Buyer nor the performance by the Buyer of the transactions contemplated hereby or thereby will, directly or indirectly:
(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Buyer, (ii) any resolution adopted by its governing body, or (iii) any Legal Requirement, Governmental Authorization, Contract or any Order to which the Buyer may be subject; or
(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to the Buyer.
5.4 Brokers and Finders. Neither the Buyer nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.
5.5 Buyer’s Reliance. Buyer acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, tax returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its representatives have desired or requested to see or review. Buyer acknowledges that none of the Seller, the Company or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or in any certificate delivered in connection herewith, and neither the Seller nor any other Person shall have or be subject to any liability to Buyer or any other person resulting from the sale to Buyer, or Buyer’s use of, any such information, including any projections and offering memoranda and the information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 5.5 IS INTENDED TO LIMIT OR MODIFY THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4.

ARTICLE VI
COVENANTS PRIOR TO THE CLOSING
During the period from the date of this Agreement and continuing until the Closing Date, the Company and the Buyer agree that:
6.1 No Transfer or Inconsistent Action. The Company shall not sell, transfer or otherwise dispose of or in any way encumber any of the assets of the Company (other than in the ordinary course of business consistent with past practice) or take any action inconsistent with the terms of this Agreement or the Transaction Documents.
6.2 Conduct of Business in Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted by Company immediately prior to the date hereof and use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with clients, customers, suppliers and others having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing Date. Without limiting the foregoing, except as consented to by the Buyer in writing or as specifically permitted by this Agreement:
(a) Other than in the ordinary course of business consistent with past practices or as may be necessary or advisable to satisfy an applicable Legal Requirement, the Company will not (i) amend an existing or enter into a new Employee Benefit Plan or amend or enter into a new collective bargaining agreement, (ii) make any representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any compensation, bonus arrangement or Employee Benefit Plan, (iii) make any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is or, after giving effect to such change, would be $75,000 or more, (iv) hire or otherwise retain the services of any employee or independent contractor with annual compensation (whether fixed or contingent, and whether from salary, bonus, commission or otherwise) in excess of $75,000 in the aggregate, (v) create or permit to exist any Lien on any of the assets of the Company, (vi) make any new commitments for capital expenditures in excess of $50,000, (vii) issue any notes, bonds or other debt securities or any equity securities, (viii) except with respect to the property to be leased at 55 Broadway, New York, New York, for which drafts of such lease will be provided for review and comment by the Buyer and the Buyer’s consent (which shall not be unreasonably withheld or delayed) will be obtained prior to execution and delivery thereof, enter into any new material Contracts, (ix) acquire or incur any obligation in connection with the acquisition of any material asset, (x) make any change in the lines of business in which the Company participates or is engaged, or (xi) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; and

(b) The Company will (i) use commercially reasonable efforts to cause the assets of the Company, taken as a whole, to be maintained in good repair, order and condition (without making any material alterations thereto), subject to normal wear and tear, (ii) maintain and keep in full force all existing insurance, (iii) cause its books and records to be maintained in the regular and ordinary manner on a basis consistent with past practices, (iv) perform and comply in all material respects with its obligations under all Material Contracts, (v) comply in all material respects with all Legal Requirements, (vi) use commercially reasonable efforts to maintain all existing relationships with the material employees, agents, subscribers, customers and vendors of, and others having material business dealings with, the Company, and (vii) duly and timely file (taking into account any applicable extensions to file) or cause to be duly and timely filed all Tax Returns required to be filed with any Governmental Body and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings.
6.3 No Solicitations. Neither the Company nor the Seller shall, nor shall any of them authorize or permit any of their respective officers, directors, managers, Affiliates, equityholders or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Seller to, entertain, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate (including the provision of information regarding the Company and the Business), any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company, or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the assets of, the Company or engage in any other transaction outside the ordinary course of business consistent with past practice and custom, other than the transactions contemplated by this Agreement, or agree to or endorse any such proposal, or engage in any negotiations or discussions with any Person relating to any such proposal.
6.4 Buyer’s Investigation. Upon reasonable notice, the Company shall afford to the employees, officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access during normal business hours to the offices, facilities, properties, files, books and records of the Company so as to afford the Buyer the opportunity to make such review, examination and investigation thereof as the Buyer may reasonably request. The Buyer shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. In addition, the Company shall make available, or use its commercially reasonable efforts to make available, the officers, employees, clients, customers and vendors of the Company, in order that the employees, officers, attorneys, accountants or other authorized representatives of the Buyer may discuss with such Persons, the Company. No investigation by the Buyer or its representatives shall modify or limit the scope of the Company’s and the Seller’s representations and warranties in this Agreement or in the Transaction Documents or limit the Company’s or the Seller’s liability for any breach thereof. Without the prior written consent of the Company, the Buyer shall not contact any employees, clients, customers, vendors or third parties associated with the Company, other than the Seller, any Guarantor or any other employee of the Company who is involved or otherwise assisting the Company with the transactions contemplated by this Agreement.

6.5 Advice of Changes; Filings. The Company shall, on a regular basis, report to the Buyer on operational matters of the Business and promptly advise the Buyer orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could result in a Material Adverse Effect and shall promptly notify the Buyer of any representations and warranties that become no longer true. The Company shall promptly provide the Buyer copies of all filings made by the Company with any Governmental Body in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.
6.6 HSR Act and Similar Compliance. If necessary, the Buyer and the Company shall (a) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 7 Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (b) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by each of them from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, (c) seek early termination of filings under the HSR Act, and (d) use commercially reasonable efforts to cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body with respect to any such filing. The Buyer, on the one hand, and the Seller, on the other hand, shall each pay fifty percent (50%) of the filing fees required to be paid under the HSR Act in connection with such filings. Each party hereto shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other parties hereto of any material oral communication with any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Legal Requirement, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act. The Buyer and the Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Buyer or the Seller, as the case may be).

6.7 Responsibility to Update and Disclose.
(a) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, the Company and the Seller shall give prompt written notice to Buyer of (i) the occurrence or non-occurrence of any event, circumstance or fact arising subsequent to the date of this Agreement which would result in any breach of a representation or warranty of the Company or the Seller in this Agreement or which would have the effect of making any representation or warranty of the Company or the Seller in this Agreement untrue or incorrect in any respect or (ii) any failure on the Company’s or the Seller’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him, her, or it hereunder. Except as set forth in Section 6.7(c), no such notice shall effect Buyer’s indemnification rights hereunder. Should any such event require any change to the Schedules to this Agreement, the Seller shall promptly deliver to Buyer a supplement to the Schedules to this Agreement specifying such change. Such notice may take the form of updated disclosure schedules.
(b) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, the Buyer shall give prompt written notice to the Seller of (i) the occurrence or non-occurrence of any event, circumstance or fact arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty of the Buyer in this Agreement or which could have the effect of making any representation or warranty of the Buyer in this Agreement untrue or incorrect in any respect or (ii) any failure on the Buyer’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Except as set forth in Section 6.7(d), no such notice shall effect the Seller’s indemnification rights hereunder. Should any such event require any change to the Schedules to this Agreement, the Buyer shall promptly deliver to Seller a supplement to the Schedules to this Agreement specifying such change. Such notice may take the form of updated disclosure schedules.
(c) In the event that the Seller delivers one or more notices pursuant to Section 6.7(a) and the Buyer does not exercise its right to terminate or does not decline to consummate the transactions contemplated by this Agreement on the basis of such disclosure, then the Buyer will be deemed to have accepted such updated disclosure. If the Closing occurs, the delivery of any such updated disclosure will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of any such event, circumstance or fact which arose subsequent to the date of this Agreement and, from and after the Closing Date, no Buyer Indemnified Party will have any indemnification claim for any misrepresentation or breach of warranty related to such disclosure.
(d) In the event that the Buyer delivers one or more notices pursuant to Section 6.7(b) and the Seller does not exercise his right to terminate or does not decline to consummate the transactions contemplated by this Agreement on the basis of such disclosure, then the Seller, on behalf of the Company and the Seller, will be deemed to have accepted such updated disclosure. If the Closing occurs, the delivery of any such updated disclosure will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of any such event, circumstance or fact which arose subsequent to the date of this Agreement and, from and after the Closing Date, no Seller Indemnified Party will have any indemnification claim for any such misrepresentation or breach of warranty related to such disclosure.

6.8 Personal Guarantees. The Buyer agrees to reasonably cooperate with the Seller in obtaining releases for the Guarantors of those personal guarantees made by the Guarantors of certain indebtedness of the Company set forth on Schedule 6.8 attached hereto; provided, however, that the Company, the Seller and each Guarantor acknowledges and agrees that Buyer will be under no duty to expend any of its funds to obtain such releases, but, to the extent that the Buyer does expend any of its funds to holders of the guarantees in excess of $2,500 in the aggregate to obtain such releases, then the amounts in excess of $2,500 shall be subtracted from the Purchase Price paid at Closing.
ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING
7.1 Conditions to All Parties’ Obligations. The obligations of the Seller and the Buyer to close the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions:
(a) Any applicable waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, without any conditions attached thereto.
(b) No claim, suit, action or other proceeding shall be pending or threatened before any court or Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement, the Transaction Documents or such transactions.
7.2 Obligations of the Buyer. The obligation of the Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction at or before the Closing of each of the following conditions:
(a) Each of the representations and warranties of the Company and the Seller made in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties which address matters only as of a particular date must have been true and correct in all respects only as of the particular date, and the Buyer shall have received a certificate signed on behalf of the Company and the Seller to such effect and such certificate (subject to Section 6.7) shall be deemed to be a representation and warranty of the Company and the Seller as of the time immediately preceding the Closing. Each of the representations and warranties of the Company set forth in Sections 3.1, 3.2 and 3.3 and of the Seller in Sections 4.1, 4.2, 4.3 and 4.4 shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing, and the Buyer shall have received a certificate signed on behalf of the Company and the Seller to such effect and such certificate shall be deemed to be a representation and warranty of the Company and the Seller as of the time immediately preceding the Closing.

(b) The Company and the Seller shall have performed and complied in all material respects with all covenants and conditions required under this Agreement to be performed or complied with at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Company and the Seller to such effect and such certificate (subject to Section 6.7) shall be deemed to be a representation and warranty of the Company and the Seller as of the time immediately preceding the Closing.
(c) There shall have been no event, occurrence or condition subsequent to the date of this Agreement that has had, or could reasonably be expected to result in, a Material Adverse Effect.
(d) The Seller shall have delivered all documents required to be delivered at the Closing pursuant to Section 8.2 hereof.
(e) The Seller shall have delivered to Buyer all Governmental Authorizations required to operate the Business on terms and conditions reasonably satisfactory to the Buyer.
(f) Subject to the terms of this Agreement, all actions, proceedings, instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been reasonably approved as to form and substance by the Buyer, and the Buyer shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.
(g) The Buyer, the Seller and the Company shall have entered into the Amended Operating Agreement.
(h) The Company and Steven R. Harber shall have entered into an employment agreement substantially in the form of Exhibit 7.2(h) attached hereto (the “Harber Employment Agreement”).
(i) The Company and David Shub shall have entered into an employment agreement substantially in the form of Exhibit 7.2(i) attached hereto (the “Shub Employment Agreement”).
(j) The Company and James K. Wagner shall have entered into an employment agreement substantially in the form of Exhibit 7.2(j) attached hereto (the “Wagner Employment Agreement”).
(k) The Company and Paul Yerkes shall have entered into an employment agreement substantially in the form of Exhibit 7.2(k) attached hereto (the “Yerkes Employment Agreement”).
(l) The Company and C. Parkhill Mays shall have entered into an employment agreement substantially in the form of Exhibit 7.2(l) attached hereto (the “Mays Employment Agreement”).

(m) The Seller, the Buyer and the escrow agent named therein shall have entered into an Escrow Agreement in the form of Exhibit 2.1(b) attached hereto.
(n) The Company shall have become party to that certain Second Amended and Restated Credit Agreement dated as of August 8, 2007, as amended, by and among U.S. Bank National Association, as Agent, the Buyer and its Subsidiaries party thereto as borrowers, and the lenders from time to time party thereto as “Banks”, as a co-borrower and shall execute all documents in connection therewith.
7.3 Conditions to Obligations of the Seller. The obligation of the Seller to close the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of each of the following conditions:
(a) Each of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties which address matters only as of a particular date must have been true and correct in all respects only as of the particular date, and the Seller shall have received a certificate signed on behalf of the Buyer to such effect and such certificate (subject to Section 6.7) shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing. Each of the representations and warranties of the Buyer set forth in Sections 5.1 and 5.2 shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing, and the Seller shall have received a certificate signed on behalf of the Buyer to such effect and such certificate shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing.
(b) The Buyer shall have performed and complied in all material respects with all covenants and conditions required of the Buyer under this Agreement to be performed or complied with by it at or prior to the Closing, and the Seller shall have received a certificate signed on behalf of the Buyer to such effect and such certificate (subject to Section 6.7) shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing.
(c) The Buyer shall have delivered all documents required to be delivered by it at the Closing pursuant to Section 8.3 hereof.
(d) Subject to the terms of this Agreement, all actions, proceedings, instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been reasonably approved as to form and substance by the Seller, and the Seller shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.
(e) The Guarantors shall have been released from all personal guarantees set forth on Schedule 6.8 which they have made on behalf of the Company or in connection with the Business on terms reasonably satisfactory to them.

(f) The Company and Steven R. Harber shall have entered into the Harber Employment Agreement.
(g) The Company and David Shub shall have entered into the Shub Employment Agreement.
(h) The Company and James K. Wagner shall have entered into the Wagner Employment Agreement.
(i) The Company and Paul Yerkes shall have entered into the Yerkes Employment Agreement.
(j) The Company and C. Parkhill Mays shall have entered into the Mays Employment Agreement.
7.4 Reasonable Efforts. The Seller shall use commercially reasonable efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Buyer’s obligations hereunder, and the Buyer shall use commercially reasonable efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Seller’s obligations hereunder.
ARTICLE VIII
CLOSING
8.1 Closing. Subject to the satisfaction of the conditions precedent set forth herein, the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall be held at the offices of Katten Muchin Rosenman LLP, 525 West Monroe, Chicago, Illinois 60661 on the fifth Business Day after the conditions set forth in Article VII have been satisfied in accordance with the provisions hereof, or at such later time or date to which the parties may agree in writing (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date (the “Effective Time”).
8.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Buyer the following, all of which shall be deemed to be delivered simultaneously:
(a) Instruments of Conveyance of Purchased Membership Interests. The written instrument of assignment or transfer of the Purchased Membership Interests reasonably requested by the Buyer in form and substance satisfactory to the Buyer.
(b) Organizational Documents of the Company. A certificate of the Secretary of the Company certifying (i) as to the incumbency and signatures of the officers of the Company executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) that attached to such certificate are true and correct copies of (x) the certificate of formation of the Company and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the State of Delaware, (y) the Current Operating Agreement as in effect immediately prior to the execution of this Agreement, and the Amended Operating Agreement of the Company as in effect immediately after the Effective Time, and (z) the resolutions of the manager or the board of the Company and the written consent of the members of the Company authorizing the execution and delivery of this Agreement and the Transaction Document and the consummation of the transactions contemplated hereby and thereby.

(c) Organizational Documents of the Seller. A certificate of the Secretary of the Seller certifying (i) as to the incumbency and signatures of the officers of the Seller executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) that attached to such certificate are true and correct copies of (x) the certificate of formation of the Seller and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the State of Delaware, (y) the Seller’s Operating Agreement as of the Effective Time, and (z) the resolutions of the board of managers of the Seller and the written consent of the members of the Seller authorizing the execution and delivery of this Agreement and the Transaction Document and the consummation of the transactions contemplated hereby and thereby.
(d) Required Consents. All (i) Governmental Authorizations needed in order to consummate the transactions contemplated by this Agreement and the Transaction Documents hereby and thereby in accordance with applicable Legal Requirements and in order for the Company to continue to operate the Business in accordance with applicable Legal Requirements shall have been obtained in form and substance reasonably satisfactory to the Buyer, and (ii) contract Consents needed to maintain the Material Contracts in full force and effect in form shall have been obtained in substance reasonably satisfactory to the Buyer.
(e) Good Standing Certificates. A good standing certificate for the Company issued not more than ten (10) days prior to the Closing Date by the Secretary of States of the State of Delaware and each jurisdiction in which the Company is qualified to do business as a limited liability company.
(f) Amended Operating Agreement. The Amended Operating Agreement duly executed by the Seller.
(g) Harber Employment Agreement. The Harber Employment Agreement duly executed by Steven R. Harber.
(h) Shub Employment Agreement. The Shub Employment Agreement duly executed by David Shub.
(i) Wagner Employment Agreement. The Wagner Employment Agreement duly executed by James K. Wagner.
(j) Yerkes Employment Agreement. The Yerkes Employment Agreement duly executed by Paul Yerkes.

(k) Landlord Consents. To the extent required by a Real Property Lease, Landlord consent agreements, in form and substance reasonably satisfactory to the Buyer, executed by the lessors under the Real Property Leases listed on Schedule 3.11.
(l) FIRPTA Affidavits. A non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulation pursuant to Section 1445 of the Code from the Seller stating that the Seller is not a “Foreign Person” as defined in Section 1445 of the Code.
(m) Escrow Agreement. The Escrow Agreement duly executed by the Seller and the Escrow Agent.
(n) Joinder to the Seller’s Operating Agreement. A joinder (the “Joinder”), in form and substance acceptable to the Buyer, to the Seller’s Operating Agreement pursuant to which the Buyer will be admitted to the Company as the Special Purpose Member (as defined in the Seller’s Operating Agreement), duly executed by the Seller.
(o) TD Bank Payoff Letter. A payoff letter, in form and substance acceptable to the Buyer, from and duly executed by TD Bank, setting forth (1) the amount of and the procedures for paying off all Indebtedness owed by the Company to TD Bank as of the Closing Date in full (the “TD Bank Payoff Amount”), (2) the agreement of TD Bank, upon receipt of the TD Bank Payoff Amount, that all Indebtedness owed by the Company to TD Bank shall be paid in full and the agreement of TD Bank to release all of its Liens, including, but not limited to, the filing of termination statements under the Uniform Commercial Code, upon any of the assets of any of the Company upon TD Bank’s receipt of the TD Bank Payoff Amount and (3) an acknowledgment by TD Bank that all Contracts between TD Bank and the Company shall be terminated and of no further force or effect as of the Closing Date.
(p) Bank of America Consent. A written consent, in form and substance acceptable to the Buyer, from and duly executed by Bank of America, pursuant to which Bank of America consents to and acknowledges that the consummation of the transactions contemplated by this Agreement shall not result in any breach or termination of any of the consulting services, general services or other agreements or Contracts between the Company and Bank of America.
(q) Lehman Brothers Consent. A written consent, in form and substance acceptable to the Buyer, from and duly executed by Lehman Brothers, Inc., pursuant to which Lehman Brothers, Inc. consents to and acknowledges that the consummation of the transactions contemplated by this Agreement shall not result in any breach or termination of any of the master services agreements or other Contracts between the Company and Lehman Brothers, Inc.
(r) Other Documents. Such other documents as the Buyer may reasonably request with respect to the transactions contemplated by this Agreement.

8.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following, all of which shall be deemed to be delivered simultaneously:
(a) Organizational Documents. A certificate of the Secretary of the Buyer certifying (i) as to the incumbency and signatures of the officers of the Buyer executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) that attached to such certificate are true and correct copies of (y) the certificate of formation of the Buyer and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the State of Delaware, and (z) the resolutions of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(b) Purchase Price. Payment of the Purchase Price in accordance with Section 2.1.
(c) Good Standing Certificate. A good standing certificate for the Buyer issued not more than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware.
(d) Amended Operating Agreement. The Amended Operating Agreement duly executed by the Buyer.
(e) Harber Employment Agreement. The Harber Employment Agreement duly executed by the Company.
(f) Shub Employment Agreement. The Shub Employment Agreement duly executed by the Company.
(g) Wagner Employment Agreement. The Wagner Employment Agreement duly executed by the Company.
(h) Yerkes Employment Agreement. The Yerkes Employment Agreement duly executed by the Company.
(i) Escrow Agreement. The Escrow Agreement duly executed by the Buyer and the escrow agent named therein.
(j) Joinder. The Joinder duly executed by the Buyer.
(k) Other Documents. Such other documents as the Buyer may reasonably request with respect to the transactions contemplated by this Agreement.
8.4 Termination.
(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated by written notice at any time prior to Closing:
(i) by either (A) the Buyer or (B) the Seller in each case after December 31, 2009;
(ii) by joint written consent of the Buyer and the Seller;

(iii) by the Buyer, if the Company or the Seller materially breaches any of their respective representations, warranties or obligations hereunder and, if such breach is curable, such material breach shall not have been cured by the Company or the Seller or waived in writing by the Buyer within twenty (20) Business Days after receipt of written notice of such material breach from the Buyer;
(iv) by the Seller, if the Buyer materially breaches any of its representations, warranties or obligations hereunder and, if such breach is curable, such material breach shall not have been cured by the Buyer or waived in writing by the Seller within twenty (20) Business Days after receipt of written notice of such material breach from the Seller;
(v) by the Buyer within five (5) Business Days after receipt from the Seller of any notice pursuant to Section 6.7(a) hereof; or
(vi) by the Seller within five (5) Business Days after receipt from the Buyer of any notice pursuant to Section 6.7(b) hereof.
(b) In the event of termination under clause (a)(i) or (a)(ii) of this Section 8.4, no party shall have any liabilities pursuant to this Agreement to any other party unless such party was in breach of this Agreement in which case the nonbreaching party shall be entitled to pursue all of its rights and remedies. Termination under clause (a)(iii), (a)(iv), (a)(v) or (a)(vi) of this Section 8.4 shall be in addition to all other rights and remedies of the nonbreaching party.
ARTICLE IX
COVENANTS AFTER CLOSING
9.1 Access to Information. After the Closing Date, the Buyer will give, or cause to be given, to the Seller and its Representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents of the Company and, at the Seller’s expense, copies of such titles, contracts, books, records, files and documents, only as is necessary to allow the Seller to obtain information in connection with the preparation and any audit of the Company’s Tax Returns and any claims, demands, other audits, suits, actions or Proceedings by or against the Seller other than Direct Claims. The Buyer agrees to cooperate reasonably with the Seller after the Effective Time, at the Seller’s expense, with respect to any claims, demands, tax or other audits, suits, actions and Proceedings by or against the Company, other than Direct Claims.

9.2 Indemnification.
(a) Indemnification by the Seller in General. Subject to any applicable limitations in this Section 9.2, from and after the Closing, the Seller agrees to indemnify, defend and save the Buyer and its Affiliates, and each of their respective officers, directors, managers, employees, equity holders, Employee Benefit Plans and fiduciaries, plan administrators or other parties dealing with such plans (each, a “Buyer Indemnified Party”), harmless from and against, and to promptly pay to each Buyer Indemnified Party or reimburse each Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, diminution in value, costs, expenses, interest, fines, penalties or costs or expense of any and all investigations, Proceedings, judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts), excluding, however, consequential, incidental or indirect damages (other than reasonably foreseeable consequential damages or damages resulting from a breach or inaccuracy of a representation or warranty of the Company in Section 3.6) or punitive damages (provided that the foregoing exclusion of consequential, incidental, indirect or punitive damages from Losses shall not apply to the extent any such damages are imposed on or payable by a Buyer Indemnified Party to a third party) (individually and collectively, “Losses”) sustained or incurred by any such Buyer Indemnified Party relating to, resulting from, or otherwise arising out of any of the following:
(i) any breach or inaccuracy of a representation or warranty made in this Agreement by the Company or the Seller;
(ii) any non-compliance with or breach by the Company, the Seller or any Guarantor of any of the covenants or agreements contained in this Agreement to be performed by the Company, the Seller or any Guarantor;
(iii) the ownership, operation or conduct of the Company prior to the Effective Time (including any liabilities or obligations with respect to the services provided by the Company prior to the Effective Time, regardless of when such claim is made), other than (A) normal and customary current trade accounts payable and accruals (other than Income Tax accruals) of the Company, in each case arising in the ordinary course of business and in a manner consistent with past practices, but only to the extent that such trade accounts payable and accruals have been accrued for and are reflected in the calculation of Net Working Capital or (B) liabilities and obligations of the Company under any Material Contracts for liabilities or obligations arising after the Closing relating to the performance or non-performance by the Company under such Contracts after the Closing;
(iv) any claim for payment of fees and/or expenses incurred by the Company (directly or on behalf of the Seller or any Guarantor) in connection with the origin, negotiation, execution or consummation of the transactions contemplated by this Agreement and the Transaction Documents based upon any agreement or an alleged agreement between claimant and the Company or any of its Affiliates, including, but not limited to, any agreements or arrangements with counsel and VRA; and
(v) any Losses for or with respect to any Pre-Closing Taxes (including the non-payment thereof) and any Transfer Taxes (including the non-payment thereof).

(b) [Reserved].
(c) Indemnification by the Buyer. Subject to any applicable limitations in this Section 9.2, from and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and its Affiliates, and each of their respective officers, directors, managers, employees, equity holders and fiduciaries (each, a “Seller Indemnified Party”) harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, or otherwise arising out of, any of the following:
(i) any breach or inaccuracy of a representation or warranty made in this Agreement by the Buyer;
(ii) any non-compliance with or breach by the Buyer of any of the covenants or agreements contained in this Agreement to be performed by the Buyer; and
(iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of the transactions contemplated by this Agreement and the Transaction Documents based upon any agreement or an alleged agreement between the claimant and the Buyer or any of its Affiliates.
(d) Indemnification Procedure for Third Party Claims.
(i) In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice of such claim to the Indemnifying Party within thirty (30) days after learning of such claim (the “Claim Notice”). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval (and such process shall be repeated until the Indemnified Party shall have approve the Defense Counsel specified by the Indemnifying Party.) If the Indemnifying Party delivers a Defense Notice, the delivery of such Defense Notice shall constitute acceptance of responsibility for such claim or action and the Indemnifying Party shall be fully responsible for all liabilities arising out of or relating to such claim or action including the costs of the defense thereof. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (x) the Third Party Claim solely seeks injunctive or other equitable relief, (y) the Indemnified Party has been advised by counsel that the Indemnified Party’s interests in the Third Party Claim is or can reasonably be expected to be adverse to the interests of the Indemnifying Party and provides written notice of such determination to the Indemnifying Party, or (z) such Indemnifying Party is unable to or does not provide the Indemnified Party with reasonable assurance of its ability to pay the expenses of the defense against such Third Party Claim. Notwithstanding anything to the contrary in this Section 9.2(d), in the event that any Third Party Claim relates to Taxes, Section 9.4(g) (and not this Section 9.2(d)) shall apply.

(ii) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim in good faith subject to the consent of the Indemnifying Party (which consent will not be unreasonably withheld) and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses actually paid or incurred in connection therewith. If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim because of reasons set forth in the last sentence of the preceding paragraph, the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.
(iii) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
(iv) The Indemnifying Party may enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (A) injunctive or other equitable relief would be imposed against the Indemnified Party, or (B) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnified Party.
(e) Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto (or an Affiliate thereof) not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 9.2. Any claim under this Section 9.2(e) by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Party may pursue at any time. The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such thirty (30) calendar day period, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 9.2 or otherwise. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party shall make payment to the Indemnified Party therefor pursuant to Section 9.2(h).

(f) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 9.2(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was directly damaged as a direct result of such failure to give timely notice.
(g) Maximum Liability; Threshold for Recovery; Calculation of Losses.
(i) Except with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Seller Excluded Provisions, the Seller shall not be required to provide indemnification for Losses related to any Claim under Sections 9.2(a)(i) to 9.2(a)(iv) hereof in excess of an aggregate indemnified amount equal to the Cap. Except with respect to Losses related to Transfer Taxes and the Specified Tax Issues (with respect to which the Seller shall be liable without application of the Threshold), the Seller shall have no liability with respect to Losses related to any Claim under Section 9.2(a) until the total of all such Losses with respect to all such Claims under Section 9.2(a) hereof exceeds the Threshold, in which case the Seller shall be liable for all such Losses (i.e., not just those in excess of the Threshold) in an amount up to, but not in excess of, the Cap (except with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Seller Excluded Provisions and Claims arising under Section 9.2(a)(v) for which the Cap shall not apply); provided, however, that any payment by the Seller pursuant to Section 9.2(a)(i) with respect to a Seller Excluded Provision shall be considered in determining whether the Threshold has been met or exceeded.
(ii) Except with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Buyer Excluded Provisions, the Buyer shall not be required to provide indemnification for Losses related to any Claim under Section 9.2(c) hereof in excess of an aggregate indemnified amount equal to the Cap. The Buyer shall have no liability with respect to Losses related to any Claim under Section 9.2(c) until the total of all such Losses with respect to all such Claims under Section 9.2(c) hereof exceeds the Threshold, in which case the Buyer shall be liable for all such Losses (i.e., not just those in excess of the Threshold) in an amount up to, but not in excess of, the Cap (except with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Buyer Excluded Provisions for which the Cap shall not apply); provided, however, that any payment by the Buyer pursuant to Sections 9.2(c)(i) with respect to a Buyer Excluded Provision shall be considered in determining whether the Threshold has been met or exceeded.
(iii) Notwithstanding anything to the contrary in this Section 9.2, the amount of any Losses payable under this Section 9.2 by an Indemnifying Party shall be net of any amounts received by an Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor.
(iv) In no event shall Losses include any amounts specifically included with reasonable specificity as a liability in the calculation of the Net Working Capital.
(v) Notwithstanding anything to the contrary contained in this Section 9.2, in no event shall the Seller be liable for any amounts due to Buyer under Section 9.2 in excess of the Purchase Price.

(vi) For purposes of any indemnification under this Section 9.2, in determining the amount of any Loss that is the subject matter of a claim for indemnification hereunder (but not for the purpose of determining whether a breach has occurred), each representation and warranty in Article III and Article IV shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification (or any similar words or phrases) contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).
(h) Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions for a period ending sixteen (16) months after the Closing Date except that (i) the representations and warranties contained in Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 4.4 (Ownership; No Liens), Section 5.2 (Authorization) and representations and warranties that are fraudulently or willfully breached contained herein shall survive indefinitely and (ii) the representations and warranties contained in Section 3.14 (ERISA), and Section 3.20 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statute of limitations period or any extensions or waivers thereof. It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any inaccuracy or a breach of representation or warranty or with respect to any other matter shall have been given within the applicable survival period, the claims and rights to indemnification relating to such inaccuracies or breaches of representations and warranties or other matters that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. An Indemnified Party’s right to indemnification, payment of Losses or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement or any Transaction Document shall not be affected by any investigation conducted by such Indemnified Party or any of its representatives or (except as set forth in Section 6.7) any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.
(i) Claims under Sections 9.2(a)(iii). The Buyer hereby agrees that any claim for indemnification under Section 9.2(a)(iii) hereof must be made within sixteen (16) months after the Closing Date. It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to the matters set forth in Section 9.2(a)(iii) shall have been given within the applicable period, the claims and rights to indemnification relating thereto that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.
(j) Adjustment to Purchase Price. Any indemnification received under this Section 9.2 shall be, to the extent permitted by law, an adjustment to the Purchase Price.

(k) Payments. With respect to any claim of an Indemnified Party made in good faith or portion thereof that is not being contested by the Indemnifying Party in good faith or upon the resolution of a claim or portion thereof contested by the Indemnifying Party as provided in Section 9.2(d), such payment shall be made by the Indemnifying Party (i) if the claim is not being contested, not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim or (ii) if the claim is contested pursuant to Section 9.2(d), five (5) days after the resolution of any claim contested pursuant to Section 9.2(d). In addition, the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorney’s fees) incurred in seeking to collect any payments under this Section 9.2(k). Any payment required under this Section 9.2 that is not made when due shall bear interest until paid in full at the Prime Rate of interest as published in The Wall Street Journal (changing as and when such rate changes) plus four percent (4%) or, if less, the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand.
(l) Exclusive Remedy. Other than with respect to injunctive or other equitable relief and other than claims based on fraud, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated by this Agreement must be brought by either one or more Buyer Indemnified Parties, on the one hand, or one or more Seller Indemnified Parties, on the other hand, in accordance with the provisions and applicable limitations of this Section 9.2, which shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action. Nothing in this Section 9.2(l) shall restrict the right of any party to seek specific performance in connection with any breach of any of the covenants contained in this Agreement.
(m) Except with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Seller Excluded Provisions or pursuant to Section 9.2(a)(v), the sole source of funds to satisfy indemnification claims under Section 9.2(a) shall be the funds held under the Escrow Agreement; provided, however that if and to the extent all or any portion of such funds are distributed or used for any purpose other than satisfaction of indemnification claims under Section 9.2(a) (other than with respect to breaches or inaccuracies of, or related to, representations and warranties contained in the Seller Excluded Provisions or pursuant to Section 9.2(a)(v)), then the Seller shall be obligated to satisfy such indemnification claims to the extent of the funds held under the Escrow Agreement distributed or used for such other purposes.
9.3 Restrictive Covenants.
(a) Acknowledgment. As an inducement to the Buyer to enter into this Agreement, the Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Seller and each Guarantor (each such Person is individually referred to herein as a “Non-Compete Party,” and collectively as the “Non-Compete Parties”) acknowledges that it is necessary that the Non-Compete Parties undertake not to utilize their special knowledge of the Business and their relationships with customers and suppliers to compete with the Company.

(b) Non-Compete. Each Non-Compete Party hereby agrees that for the Restricted Period, such Non-Compete Party will not, directly or indirectly, as agent, employee, consultant, representative, stockholder, manager, member, partner or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respect with any material portion of the Business anywhere in the United States (the “Territory”).
(c) Confidential Information. Each Non-Compete Party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Buyer, furnish, make available or disclose to any third party or use for the benefit of such Non-Compete Party or any third party, any Confidential Information. As used in this Section 9.3(c), “Confidential Information” shall mean any information relating to this Agreement and the transactions contemplated hereby, the business or affairs of the Company, the Buyer or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known through no wrongful act on the part of any Non-Compete Party.
(d) Interference with Relationships. During the Restricted Period, each Non-Compete Party shall not, without the prior written consent of the Buyer, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Company or the Buyer or any of its Affiliates (both before and after the Closing Date), (ii) who was employed or engaged by the Company or the Buyer within six (6) months of such contact, or (iii) who was employed by the Company or engaged in the Business during the six (6) month period prior to the Closing Date, or otherwise seek to influence or alter any such person’s relationship with the Company or the Buyer.
(e) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 9.3 too lengthy or the Territory too extensive, the other provisions of this Section 9.3 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court shall determine to be permissible.
(f) Remedies. Each Non-Compete Party acknowledges and agrees that the covenants set forth in this Section 9.3 are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if any Non-Compete Party breaches any of the terms of this Section 9.3, and that in the event of any actual or Threatened breach by any Non-Compete Party of any of the provisions contained in this Section 9.3, the Buyer will have no adequate remedy at law. Each Non-Compete Party accordingly agrees that in the event of any actual or Threatened breach by such Non-Compete Party of any of the provisions contained in this Section 9.3, the Buyer shall be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or Threatened breach, including the recovery of any damages.

9.4 Tax Matters.
(a) Pre-Closing Taxes. The Seller shall be responsible for (i) all Taxes imposed upon, or incurred by or with respect to the Company or the Assets for any period (or portion of any period) ending on or before the Closing Date and all Taxes allocated to pre-Closing periods pursuant to Section 9.4(f), (ii) any Taxes imposed on the Company or the Business resulting from the conversion of the Company’s method of accounting to an accrual method of accounting, and (iii) any Taxes imposed on the Buyer as a transferee of the Seller under Section 6901 of the Code or any similar or comparable Legal Requirement (such Taxes described in clauses (i), (ii) and (iii) above, collectively, the “Pre-Closing Taxes”). Notwithstanding the foregoing provision of this Section 9.4(a), the Seller shall not be responsible for any Pre-Closing Taxes (other than Income Taxes) specifically included as a liability in the calculation of the Net Working Capital, as finally determined pursuant to Section 2.2.
(b) Transfer Taxes. The Seller shall be responsible for and shall pay all documentary, stamp, sales, transfer, excise or similar Taxes, if any, resulting, directly or indirectly, from the transactions contemplated by this Agreement and the Transaction Documents (“Transfer Taxes”). The Seller shall timely file or cause to be filed all required documentation and Tax Returns with respect to such Transfer Taxes and pay in a timely manner any Taxes reflected on such Tax Returns. If the Seller fails to file any required Tax Returns with respect to Transfer Taxes, the Buyer, at the Seller’s expense, may file such Tax Returns. In the event the Seller does not timely pay any Transfer Taxes required to be paid by the Seller under this Section 9.4(b), at the Buyer’s election in its sole discretion, the Seller’s obligations to pay all or any portion of the Transfer Taxes may be satisfied from the Escrow Amount or paid by the Seller; provided, however, that if such amounts are satisfied from the Escrow Amount, the Seller shall have the obligation to promptly (and in any event no later than ten (10) Business Days following payment of the Unpaid Taxes from the Escrow Amount) make a deposit to the Escrow Amount in an amount equal to the Unpaid Taxes.
(c) Payment of Taxes. The Seller shall pay to the Buyer any payment of Taxes which are the responsibility of the Seller pursuant to this Section 9.4 (such Taxes, the “Unpaid Taxes”) within ten (10) Business Days after the Seller receives written notice from the Buyer requesting such payment and describing in reasonable detail the amount and calculation of such Taxes; provided that (i) Transfer Taxes shall be paid by the Seller in accordance with Section 9.4(b) above, and (ii) Income Taxes reflected on and payable pursuant to the Seller’s Returns shall be paid by the Seller in accordance with Section 9.4(d) below (and any remaining Income Taxes which are not payable pursuant to the Seller’s Returns, but which are otherwise responsibility of the Seller pursuant to this Section 9.4, including the New York City Unincorporated Business Tax, shall be paid by the Seller in accordance with this Section 9.4(c)). In the event that the Seller does not agree with the Buyer’s calculation of the Unpaid Taxes, (A) the Seller shall provide written notice to the Buyer within four (4) Business Days after the written notice from the Buyer and the Buyer and the Seller shall negotiate in good faith to resolve any dispute related to the amount of the Unpaid Taxes within five (5) Business Days after the Seller notice to the Buyer above, (B) the Seller shall pay the Unpaid Taxes in accordance with the timing requirement of this Section 9.4(c), and (C) if the Seller objected to the calculation of the Unpaid Taxes and the Buyer and the Seller were not able to resolve the dispute in accordance with clause (B) above, such dispute shall be submitted for final resolution to the Arbitrator in accordance with the procedures set forth in Section 2.2(b)(iii). If the Arbitrator determines that the actual amount of the Unpaid Taxes is less than the amount of Unpaid Taxes as calculated by the Buyer, the excess amount paid by the Seller shall be refunded by the Buyer to the Seller within ten (10) Business Days after such final resolution by the Arbitrator. In the event that the Seller fails to pay all or any portion of the Unpaid Taxes, at the Buyer’s election in its sole discretion, the Seller’s obligations to pay such Unpaid Taxes may be satisfied from the Escrow Amount or paid by the Seller; provided, however, that if such amounts are satisfied from the Escrow Amount, the Seller shall have the obligation to promptly (and in any event no later than ten (10) Business Days following payment of the Unpaid Taxes from the Escrow Amount) make a deposit to the Escrow Amount in an amount equal to the Unpaid Taxes.
(d) Pre-Closing Returns. The Seller shall prepare, or cause to be prepared, at the Seller’s expense, with reasonable assistance from the Company, all Income Tax Returns that are required to be filed after Closing by the Company relating to taxable periods ending on or before the Closing Date that are due after the Closing Date (the “Seller’s Returns”). The Seller shall submit each Seller’s Return to the Buyer for the Buyer’s reasonable comment no later than thirty (30) days before the due date for such Seller’s Return (including extensions). If the Seller fails to submit any Seller’s Return in accordance with this Section 9.4(d), the Buyer shall prepare, or cause to be prepared, at the Seller’s expense, such Seller’s Return. The Buyer shall promptly notify the Seller of any comments that the Buyer has to each Seller’s Return submitted by the Seller within fifteen (15) days of receipt of such Seller’s Return. If the Buyer and the Seller are unable to resolve any dispute relating to any Seller’s Return submitted by the Seller within twenty (20) days of receipt of such Seller’s Return, any dispute shall be submitted for final resolution to the Arbitrator in accordance with the procedures set forth in Section 2.2(b)(iii) which shall be charged with determining whether the Seller’s Return (or the portion thereof that is in dispute) has been prepared in accordance with this Section 9.4 All Seller’s Returns shall be prepared in all material respects, and all elections with respect to such Seller’s Returns shall be made in all material respects, in accordance with applicable Legal Requirements and, to the extent permitted by applicable Legal Requirements, in a manner consistent with the prior practice of the Company in its previous Income Tax Returns. No later than five (5) Business Days before the due date for any such Seller’s Return, the Seller shall file, or cause to be filed, and pay, or cause to be paid, the Taxes shown as due on such Seller’s Return. In the event the Seller does not timely pay any Taxes required to be paid by the Seller under this Section 9.4(d) (such Taxes, the “Pre-Closing Returns Taxes”), at the Buyer’s election in its sole discretion, the Seller’s obligation to pay Taxes shown as due on the Seller’s Return which has not been paid by the Seller in such five (5) Business Day period may be satisfied from the Escrow Amount; provided, however, that if such amount is satisfied from the Escrow Amount, then the Seller shall have the obligation to promptly (and in any event no later than ten (10) Business Days following payment of such Taxes from the Escrow Amount) make a deposit to the Escrow Amount in an amount equal to the amount of Taxes paid as shown as due on such Seller’s Return.

(e) Tax Treatment and Purchase Price Allocation. The Buyer and the Seller shall treat the transaction contemplated by this Agreement as a purchase by the Buyer of a 85% interest in each of the assets held by the Company immediately prior to the Effective Time (the “Assets”) followed by a contribution by the Buyer and the Seller of their respective interests in the Assets to a partnership in accordance with Revenue Ruling 99-5, which purchase and contribution shall be deemed effective for all purposes as of the end of the Closing Date. The allocation of the Purchase Price (along with any other items constituting consideration for purposes of Section 1060 of the Code), taking into account any adjustments made thereto pursuant to this Agreement, shall be among the Assets in accordance with the principles and allocations set forth in Schedule 9.4(e) and no party hereto shall take any position inconsistent with such allocation for purposes of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). The Buyer and the Seller and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to, IRS Form 8594 (Asset Acquisition Statement)) consistent with such allocation. If the Buyer and the Seller are unable to resolve any dispute relating to the allocation of the Purchase Price to the Assets included in Class VI Assets (other than the covenants set forth in Section 9.3) on Schedule 9.4(e), any such dispute shall be submitted for final resolution to the Arbitrator in accordance with the procedures set forth in Section 2.2(b)(iii).
(f) Allocation of Taxes. For all purposes under this Agreement involving the determination of Taxes (including the determination of any Pre-Closing Taxes other than Pre-Closing Taxes described in Sections 9.4(a)(ii) and (iii), which shall be allocated 100% to the Seller), in the case of Taxes that are payable with respect to any period that includes but does not end on the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes of the Company and the Business that are (x) based upon or related to income or receipts (including the New York City Unincorporated Business Tax), (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), or (z) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of Taxes of the Company and the Business imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
(g) Tax Contests. Tax Contests. The Buyer shall promptly notify the Seller in writing upon receipt by the Buyer of any notice of any audits, examinations, adjustments or assessments received by the Buyer relating to Taxes imposed on the Company for which a Buyer Indemnified Party may be entitled to receive indemnity under this Agreement (a “Tax Action”). Such notice shall state the nature and basis of the Tax Action and the amount of Taxes claimed with respect thereto, to the extent known. The Buyer’s failure to notify the Seller will not relieve any of the Seller of any liability that they may have, except to the extent the defense of such Tax Action is actually prejudiced as a direct result of the Buyer’s failure to give such notice. In the event that a

Tax Action can be contested separately from any Tax Action relating to Taxes for which a Buyer Indemnified Party is not entitled to receive indemnity under this Agreement, the Seller may elect within fifteen (15) days of receiving notice of such Tax Action to represent the Company in such Tax Action (a “Seller’s Tax Contest”), and to employ counsel of its choice at the Seller’s expense, provided that (i) the Buyer shall be entitled to participate at its sole expense in such Seller’s Tax Contest, and (ii) the Seller may not agree to settle any Seller’s Tax Contest without the Buyer’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In the event that a Tax Action cannot be contested separately from any Tax Action relating to Taxes for which a Buyer Indemnified Party is not entitled to receive indemnity under this Agreement, to the extent feasible, the Seller shall have the right to participate at its sole expense in such Tax action if and to the extent such matter is may result in Tax liability of the Seller.
(h) Tax Return Amendments. Unless otherwise required by the applicable Legal Requirements, without the Seller’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), the Buyer shall not (i) amend or cause or permit the amendment of any Tax Returns of the Company to the extent that such amendment will increase the liability of Seller for any Pre-Closing Taxes or their obligation to indemnify the Buyer for any Pre-Closing Taxes, or (ii) file a claim for refund of Taxes, attributable to any period (or portion of any period that includes but does not end on the Closing Date, to the extent Taxes are allocable to the Seller for such portion under Section 9.4(f)) ending on or before the Closing Date, unless such Tax refund was accrued as a receivable on the books and records of the Company and included in the Net Working Capital, as finally determined pursuant to Section 2.2. In the event the Buyer believes that an amendment of any such Tax Returns is required by the applicable Legal Requirement, the Buyer shall provide notice of such action at least fifteen (15) days prior to taking such action including an explanation of the applicable Legal Requirement. If the Seller and the Buyer are unable to resolve such issue within ten (10) days of such notice from the Buyer, the issue will be submitted for final resolution to the Arbitrator in accordance with the procedures set forth in Section 2.2(b)(iii).
(i) Tax Refunds. Any Tax refunds or rebates that are received by or on behalf of the Company or the Seller, and any amounts credited against Taxes to which the Company or the Buyer becomes entitled, that relate to any period (or portion of any period that includes but does not end on the Closing Date, to the extent Taxes are allocable to the Seller for such portion under Section 9.4(f)) ending on or before the Closing Date, shall be for the account of the Seller, and Buyer shall pay over, or cause the Company to pay over, to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that the Seller shall not be entitled to any Tax refund or credit pursuant to this Section 9.4(i) to the extent such Tax refund or credit was accrued as a receivable on the books and records of the Company and included in the Net Working Capital, as finally determined pursuant to Section 2.2. Any such payments to the Seller pursuant to this Section 9.4(i) shall be treated as an adjustment to the Purchase Price.

(j) Cooperation and Records Retention. The Seller and the Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Without limiting the generality of the foregoing, the Company shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Buyer with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions.
(k) Employment Tax Reporting. With respect to employment Tax matters, provided that that the Seller reasonably cooperates with, and provides all required information to, the Buyer and the Company with respect to matters in this Section 9.4(k), (i) the Company shall assume the Seller’s entire obligation to prepare, file and furnish IRS Form W-2’s with respect to the employees of the Company for the year including the Closing, (ii) the Seller, the Buyer and the Company hereby agree to elect the “predecessor-successor” basis for filing IRS Form W-2’s with respect to the Company’s employees pursuant to the alternative procedure prescribed by Section 5 of the Revenue Procedure 2004-53, 34 I.R.B. 320, and (iii) the Seller and the Buyer shall work in good faith to adopt similar procedures under Applicable Laws regarding wage payment, reporting and withholding for all employees in all appropriate jurisdictions.
(l) Coordination with Section 9.2(g) of the Agreement. The Buyer and the Seller acknowledge and agree that (i) with respect to breaches by the Seller of any Tax Representations, the Threshold limitation set forth in Section 9.2(g) shall apply only with respect to Tax Representations other than Tax Representations related to any Specified Tax Issues, (ii) the Seller shall be required to comply with all Seller Post-Closing Tax Covenants, but in the event of a breach by the Seller of any Seller Post-Closing Tax Covenants, the Threshold limitation set forth in Section 9.2(g) shall apply only with respect to Seller Post-Closing Tax Covenants other than Seller Post-Closing Tax Covenants related to any Specified Tax Issues, (iii) the Cap shall not apply to breaches by the Seller of any of (A) the Tax Representations, or (B) the Seller Post-Closing Tax Covenants, and (iv) neither the Threshold nor the Cap shall apply to any Claim related to Transfer Taxes. For avoidance of doubt, the foregoing paragraphs of this Section 9.4, including without limitation, provisions relating to the Buyer’s right to satisfy the Seller’s Tax obligations from the Escrow Amount, shall be subject to the limitations set forth in this paragraph.
9.5 Internal Controls. Between the date of this Agreement and the Closing Date, the Seller shall cooperate, and cause employees of the Company to cooperate with Buyer with respect to the further development, implementation and testing of internal control over financial reporting for the Company.

9.6 Securities Filings. The Seller and the Company acknowledge and agree that the Buyer (and/or its Affiliates) from time to time may be required or deem it appropriate or desirable, and the Seller and the Company hereby authorize the Buyer (and/or its Affiliates), to disclose financial and other information about the transactions contemplated by this Agreement and the Transaction Documents and/or the Company’s business, assets, operations, results of operations, condition (financial or otherwise), performance, prospects and internal controls, including financial statements for the Company, in reports and/or registration statements filed with, or furnished to, the SEC by Buyer (and/or its Affiliates) or otherwise disclose (publicly or otherwise) any or all of such information. The Seller and the Company covenant and agree to cooperate with the Buyer in promptly obtaining and providing to the Buyer any such information requested by the Buyer. Without limiting the generality of the foregoing, the Company shall promptly (a) prepare and deliver to the Buyer such financial statements of the Company as the Buyer (and/or its Affiliates) may deem necessary for inclusion in any reports and/or registration statements that the Buyer (and/or its Affiliates) may file with, or furnish to, the SEC and (b) obtain, as and when requested by the Buyer and at the Company’s expense, (i) an audit by a registered independent public accounting firm of such financial statements of the Company as the Buyer (and/or its Affiliates) may deem necessary for inclusion of such financial statements, any portion thereof or any related financial information in any reports and/or registrations statements that the Buyer (and/or its Affiliates) may file with, or furnish to, the SEC and (ii) the consent, in form and substance acceptable to the Buyer, of any auditor of any financial statements of the Company to the inclusion or incorporation by reference of the auditors’ reports on such financial statements in any such SEC reports or registration statements.
9.7 Directors’ and Officers’ Indemnification.
(a) The Buyer agrees that, following the Closing Date, the Company shall include and maintain in effect in its Organizational Documents for a period of six (6) years after the Closing Date, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to the Company, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such Organizational Documents as of the date of this Agreement.
(b) On or prior to the Closing Date, the Seller shall be entitled to cause the Company to use commercially reasonable efforts to obtain, at Seller’s sole cost and expense, a non-cancellable run-off insurance policy, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, officers or managers of the Company on or prior to the Closing Date.
(c) On or prior to the Closing Date, the Seller shall be entitled to cause the Company to use commercially reasonable efforts to obtain, at Seller’s sole cost and expense, a non-cancellable run-off insurance policy that covers events and omissions for actions of the Company occurring at any time prior to the Closing Date. If requested by the Seller, the Company will renew such insurance policy at Seller’s expense.

ARTICLE X
MISCELLANEOUS
10.1 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally or (b) delivered via email followed by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.
(a)	If to the Buyer or the Company (after the Closing Date):

c/o Dolan Media Company 22 South Ninth Street, Suite 2300 Minneapolis, Minnesota 55402 Attention: James P. Dolan Email: jim.dolan@dolanmedia.com with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attention: Walter S. Weinberg, Esq. Email: walter.weinberg@kattenlaw.com
(b)	If to the Seller or the Company (before the Closing Date):

discoverReady LLC 55 Broadway, 21st Floor New York, New York 10006 Attention: James K. Wagner Steven R. Harber Email: jim.wagner@discoverready.com steve.harber@discoverready.com with a copy to (which shall not constitute notice):

Kaye Scholer LLP 425 Park Avenue New York, New York 10022-3598 Attention: Emanuel S. Cherney, Esq. Email: echerney@kayescholer.com

Date of service of such notice shall be (x) the date such notice is personally delivered or (y) one (1) Business Day after the date of delivery to the overnight courier if sent by overnight courier.
10.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
10.3 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer; provided further that any such amendment or waiver will be binding upon the Seller only if such amendment or waiver is set forth in a writing executed by the Seller. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
10.5 Deliveries. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or amendment, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement or amendment invalid or unenforceable. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
10.6 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, however, that (a) any Transfer Taxes shall be borne solely by the Seller and (b) the filing fees associated with any filing under the HSR Act with respect to the transactions contemplated hereby shall be borne one-half by the Seller, on the one hand, and one-half by the Buyer, on the other hand.
10.7 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

10.8 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT AND AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSON AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION AND SUCH PROCESS.
(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.
10.9 Attorneys’ Fees. In any action at law or equity to enforce this Agreement or the rights of any of the parties; hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorney’s fees and all other courts and expenses incurred in such action or suit.
10.10 Incorporation of Exhibits, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof
10.11 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties, provided, however, that the Buyer shall be allowed to assign its rights and benefits hereto to (a) an Affiliate so long as the Affiliate assumes the Buyer’s obligations hereunder; (b) in connection with a sale of all or substantially all of the Buyer’s assets so long as the assignee assumes the Buyer’s obligations hereunder and (c) to the lenders of the Buyer or any Affiliate of the Buyer as collateral for security purposes. The Seller agree to provide any acknowledgment or consent required by any such lender in connection with any assignment referenced in clause (c) above.
10.12 Definitions. For purposes of this Agreement, in addition to terms elsewhere defined herein, the following terms have the meanings set forth below:
“Acceptance Notice” has the meaning set forth in Section 2.2(b)(iii) hereof.
“Act” means the Delaware Limited Liability Company Act, as amended.
“Adjustment Payment” has the meaning set forth in Section 2.2(b)(iv).

“Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble hereof.
“Amended Operating Agreement” has the meaning set forth in Section 1.1 hereof.
“Antitrust Division” has the meaning set forth in Section 6.6 hereof.
“Arbitrator” means Ernst & Young.
“Business” has the meaning set forth in the Recitals hereof.
“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in Minneapolis, Minnesota.
“Buyer” has the meaning set forth in the Preamble hereof.
“Buyer Excluded Provisions” Section 5.2 (Authorization) and Section 5.4 (Brokers and Finders).
“Buyer Capital Lease Liability” has the meaning set forth in Section 2.2(b)(ii).
“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a) hereof.
“Buyer Net Working Capital” has the meaning set forth in Section 2.2(b)(ii).
“CAN-SPAM Act” has the meaning set forth in Section 3.13(j) hereof.
“Cap” means an amount equal to Three Million Dollars ($3,000,000).
“Capital Lease Liability” has the meaning set forth in Section 2.2(b)(i).
“Claim” means, collectively, a Third Party Claim or a Direct Claim.
“Claim Notice” has the meaning set forth in Section 9.2(d)(i) hereof.
“Closing” has the meaning set forth in Section 8.1 hereof.
“Closing Date” has the meaning set forth in Section 8.1 hereof.
“Closing Date Purchase Price” has the meaning set forth in Section 2.1(a).

“COBRA” has the meaning set forth in Section 3.14(h) hereof.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercial Software” has the meaning set forth in Section 3.13(b).
“Company Governmental Authorizations” has the meaning set forth in Section 3.10(d) hereof.
“Company Licenses” has the meaning set forth in Section 3.13(c).
“Company Products” has the meaning set forth in Section 3.13(h).
“Company Proprietary Rights” has the meaning set forth in Section 3.13(a).
“Company Websites” means Websites located at, or otherwise intended to be accessible by Internet users with web browsers visiting, uniform resource locators comprised of one of the domain names listed on Schedule 3.13(b)(i).
“Computer System” has the meaning set forth in Section 3.13(k).
“Confidential Information” has the meaning set forth in Section 9.3(c) hereof.
“Consent(s)” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contract” means any agreement, contract, license, lease, purchase order, obligation, promise, undertaking or other arrangement (whether written or oral and whether express or implied).
“Current Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement for the Company, dated as of October 31, 2009, by and between the Company and the Seller.
“Defense Counsel” has the meaning set forth in Section 9.2(d)(i) hereof.
“Defense Notice” has the meaning set forth in Section 9.2(d)(i) hereof.
“Direct Claim” has the meaning set forth in Section 9.2(e) hereof.
“Documentation” means all source code, internal notes and memos, technical and design documentation, compiler information, drawings, system and program flow charts, diagrams, schematics, source language statements, user manuals, specifications, schematics, file layouts, report layouts, screen layouts, test results, activity or tracking logs or reports, other logs, and other installation, instructional, trouble shooting, customer service and training materials.
“Effective Time” has the meaning set forth in Section 8.1 hereof.

“Embedded Software” has the meaning set forth in Section 3.13(b).
“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated) which the Company has maintained, sponsored, made contributions to, or with respect to which the Company has had any other liability (contingent or otherwise) at any time; or with respect to any of the following which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any of the following with respect to which any ERISA Affiliate has or had any liability (contingent or otherwise) at any time: (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).
“Environmental and Safety Requirements” has the meaning set forth in Section 3.22(f) hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company, any subsidiary and/or any predecessor of the Company, under Section 414 of the Code.
“Escrow Agent” has the meaning set forth in Section 2.1(b) hereof.
“Escrow Agreement” has the meaning set forth in Section 2.1(b) hereof.
“Escrow Amount” has the meaning set forth in Section 2.1(b) hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exhibits” means the exhibits attached to this Agreement.
“Financial Statements” has the meaning set forth in Section 3.6 hereof.
“FTC” has the meaning set forth in Section 6.6 hereof.

“Fully Diluted Interests” means (i) the interests issued and outstanding plus (ii) the interests issuable upon the exercise in full of all outstanding rights, options, warrants or agreements granted or issued by, or binding upon, the Company for the purchase or acquisition of any membership interests in the Company.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied in accordance with past practices.
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any:
(i) federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature;
(ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
(iii) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Guaranty Percentage” means, with respect to each Guarantor a fraction, the numerator of which is the proceeds received by such Guarantor in connection with transactions contemplated by this Agreement and the denominator of which is the total proceeds received by all of the Guarantors under this Agreement.
“Harber Employment Agreement” has the meaning set forth in Section 7.2(h) hereof.
“Hazardous Materials” has the meaning set forth in Section 3.22(f) hereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” of any Person means the principal of, premium, if any, unpaid interest on, and other amounts owing in respect of, (a) indebtedness for borrowed money, (b) indebtedness for borrowed money guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness for borrowed money, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness for borrowed money or to assure the owners of the indebtedness for borrowed money against loss, (c) all indebtedness for borrowed money secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, and (d) renewals, extensions and refunding of any such indebtedness for borrowed money.
“Indemnified Party” has the meaning set forth in Section 9.2(d)(i) hereof.
“Indemnifying Party” has the meaning set forth in Section 9.2(d)(i) hereof.
“Insolvency Laws” means any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Legal Requirements affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
“Insurance Policies” has the meaning set forth in Section 3.19 hereof.
“Internal Controls” has the meaning of the term “internal control over financial reporting” as defined in the rules and regulations promulgated by the Securities and Exchange Commission.
“Joinder” has the meaning set forth in Section 8.2(o) hereof.
“Latest Balance Sheet” has the meaning set forth in Section 3.6(d) hereof.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.6(d) hereof.
“Leased Real Property” has the meaning set forth in Section 3.11(b) hereof.
“Legal Requirement” means any federal, state, local, municipal or other constitution, ordinance, regulation, statute, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, Order, or Governmental Authorization by or with any Governmental Body or to which the Company is a party or by which the Company is bound.
“Liens” has the meaning set forth in Section 1.2 hereof.
“Losses” has the meaning set forth in Section 9.2(a) hereof.

“Major Customers” means the ten (10) largest customers of the Company, as measured by the dollar amount of the revenue received by the Company, for the twelve month period ending December 31, 2008.
“Material Adverse Effect” means any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of such change or effect, is materially adverse to the Business, including the condition (financial or otherwise) or results of operations of the Company or the Business, but excluding any effect resulting from or relating to (a) general economic conditions or general business conditions in the industry in which the Business is primarily engaged (including as a result of an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere (including deterioration of the credit markets and the consequences resulting therefrom)) except to the extent such conditions or changes have had or are likely to have a disproportionate effect on the Company or its assets, liabilities or results of operations compared to other companies in the same industry, (b) any public announcements of the transactions contemplated by this Agreement or (c) any action taken by Buyer or any of its Affiliates or representatives in contravention of this Agreement.
“Material Contracts” has the meaning set forth in Section 3.12(a).
“Mays Employment Agreement” has the meaning set forth in Section 7.2(l) hereof.
“Member” has the meaning given to such term in the Current Operating Agreement.
“Net Working Capital” has the meaning set forth in Section 2.2(b)(i).
“Non-Compete Party” has the meaning set forth in Section 9.3(a) hereof.
“Object Code” means codes resulting from the translation or processing of the Source Code by a computer into machine language or intermediate code, which is thus in a form not convenient for human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.
“Objection Notice” has the meaning set forth in Section 2.2(b)(iii) hereof.
“Open Source Licenses” has the meaning set forth in Section 3.13(h).
“Open Source Software” has the meaning set forth in Section 3.13(h).
“Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.
“Owned Proprietary Rights” has the meaning set forth in Section 3.13(d).
“Participating Percentage” has the meaning set forth in the Amended Operating Agreement.
“PBGC” means Pension Benefit Guaranty Corporation.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).
“Pre-Closing Returns Taxes” has the meaning set forth in Section 9.4(d).
“Pre-Closing Taxes” has the meaning set forth in Section 9.4(a).
“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.
“Proprietary Rights” of any Person means all intellectual property, confidential information, and proprietary information of such Person, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and entity names, together with the goodwill of the Business associated with and symbolized by such trademarks, service marks, trade dress, trade names and entity names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the terms listed in clauses (b) and (c); (e) trade secrets; (f) Websites; (g) all computer programs, software and databases, including operating systems, applications, routines, interfaces, and algorithms, whether in Source Code or Object Code; and (h) Documentation.
“Purchase Price” has the meaning set forth in Section 2.1 hereof.
“Purchased Membership Interests” has the meaning set forth in the Recitals hereof.
“Real Property Leases” has the meaning set forth in Section 3.11(b) hereof.
“Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Period” means (i) for James K. Wagner and Steven R. Harber, a period commencing on the Closing Date and ending five (5) years from the Closing Date, (ii) for David Shub, a period commencing on the Closing Date and ending three (3) years from the Closing Date and (iii) for Paul Yerkes and C. Parkhill Mays, a period commencing on the Closing Date and ending on March 1, 2011.
“Schedules” means the disclosure schedules attached to this Agreement.
“SEC” means the Securities Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the Preamble hereof.
“Seller Excluded Provisions” means Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.20 (Taxes), Section 3.28 (Brokers or Finders), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization), Section 4.4 (Ownership; No Liens), and Section 4.8 (Brokers and Finders).
“Seller Indemnified Party” has the meaning set forth in Section 9.2(c) hereof.
“Seller Membership Interests” has the meaning set forth in Section 4.3 hereof.
“Seller Post-Closing Tax Covenants” means the Tax covenants of the Seller set forth in Section 9.4.
“Seller’s Knowledge” means, with respect to any applicable matter, the knowledge that Steven R. Harber, James K. Wagner, C. Parkhill Mays, David Shub or Paul Yerkes actually has or should have after reasonable inquiry.
“Seller’s Operating Agreement” means that certain limited liability company agreement for the Seller, dated as of October 31, 2009, a copy of which is attached hereto as Exhibit 10.12.
“Seller’s Returns” has the meaning set forth in Section 9.4(a).
“Seller’s Tax Contest” has the meaning set forth in Section 9.4(g).
“Settlement Date” has the meaning set forth in Section 2.2(b)(ii).
“Shub Employment Agreement” has the meaning set forth in Section 7.2(i) hereof.
“Source Code” means code suitable for reading or reproduction by computer and/or photocopying equipment, consisting of a full source language statement for software programs and applications and reusable software modules or templates, including, but not limited to, any programmers’ comments, any maintenance documentation, a master diskette or tape, duplicating instructions, and any and all other existing materials reasonably required to enable reasonably skilled programmers to use, compile, maintain, support and modify computer software.

“Specified Tax Issues” means (i) the additional tax, interest and penalties arising under Section 409A of the Code and any reporting and withholding obligations related thereto, (ii) the issuance and sale by the Company of any units or other membership interests in the Company and any reporting and withholding obligations related thereto, (iii) any Tax liability or Loss resulting from any liability of the Company or the Seller to the New York State Department of Taxation and Finance, including liability or Loss resulting from the tax lien in favor New York State Department of Taxation and Finance described in Judgment Docket Book Inquiry, Control Number 002596107 — 01, with a docketing date of August 18, 2009, and (iv) any Tax liability or Loss resulting from any incorrect information provided by the Seller to the Company and the Buyer pursuant to Section 9.4(k).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other entity gains or losses or shall be or control any managing director, managing member or general partner of such limited liability company, partnership, association, or other business entity.
“Target Net Working Capital” has the meaning set forth in Section 2.2(b)(i).
“Tax(es)” means any and all federal, state, local or foreign taxes, assessments and other governmental charges based on or measured by gross receipts, income, profits, sales, use and occupation, and franchise, estimated, alternative minimum, add on minimum, sales, use, real or immovable property, personal or movable property, intangible property, social security, employment, unemployment, payroll, deductions at source, employee or other withholding, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.
“Tax Action” has the meaning set forth in Section 9.4(g).
“Tax Representations” means the representations and warranties by the Seller set forth in Section 3.20 (Taxes).
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“TD Bank” means TD Bank, N.A. f/k/a Commerce Bank, N.A.
“TD Bank Payoff Amount” has the meaning set forth in Section 8.2(o)(i) hereof.
“Territory” has the meaning set forth in Section 9.3(b) hereof.
“Third Party Claim” has the meaning set forth in Section 9.2(d)(i) hereof.
“Third Party Licenses” has the meaning set forth in Section 3.13(c) hereof.
“Third Party Marks” has the meaning set forth in Section 3.13(j) hereof.
“Threshold” means $250,000.
A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any notice, demand or statement has been given or made.
“Transaction Documents” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement including the Amended Operating Agreement.
“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.
“Transfer Taxes” has the meaning set forth in Section 9.4(b) hereof.
“Unpaid Taxes” has the meaning set forth in Section 9.4(c) hereof.
“VRA” has the meaning set forth in Section 3.28 hereof.
“VRA Engagement Letter” means that certain Engagement Letter by and between the Company and VRA.
“Wagner Employment Agreement” has the meaning set forth in Section 7.2(j) hereof.
“WARN Act” has the meaning set forth in Section 3.15(a) hereof.
“Websites” means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, graphics and designs, formatted using HTML code or another web-based code, and all content, information and other materials associated therewith, including, but not limited to, (i) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (ii) all versions, works in process, updates, fixes, enhancements, and releases thereof; (iii) all mirror sites associated with the foregoing; and (iv) all copyrights, trademarks, trade secrets and other intellectual property, in any jurisdiction, inherent in the foregoing or appurtenant thereto.

“Yerkes Employment Agreement” has the meaning set forth in Section 7.2(k) hereof.
10.13 Entire Agreement. This Agreement, the Preamble, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including, but not limited to, any term sheet and/or letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.
10.14 No Third Party Beneficiary. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives and any Person entitled to indemnification under Section 9.2. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns and any Person entitled to indemnification under Section 9.2 any rights, remedies, obligations or liabilities under or by reason of this Agreement.
10.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term “including” shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.
10.16 Further Assurances. The Buyer and the Seller shall from time to time after the Closing, at any other party’s reasonable request, execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing), and take or cause to be taken such other action, as such any party may reasonably require, to effect, consummate, confirm, or evidence the transactions contemplated hereby. The Seller and the Buyer will also do such acts as are reasonably necessary to perform their covenants and agreements herein.

ARTICLE XI
GUARANTEE BY THE GUARANTORS
11.1 Each Guarantor, for valuable consideration, hereby irrevocably, unconditionally, absolutely and continually jointly and severally guarantees (the “Guarantee”) the performance of the Seller of the terms and provisions of this Agreement (the “Guaranteed Obligations”), provided, however, that in no event shall any Guarantor be liable for an amount in excess of his Guaranty Percentage of the Guaranteed Obligations.
11.2 Each Guarantor hereby expressly waives: (i) notice of the acceptance by the Company of this Guarantee, (ii) notice of the existence or creation or non-payment of the Guaranteed Obligations, (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, either in respect of this Guarantee or the Guaranteed Obligations, (iv) all diligence in collection or protection of, or realization upon, the Guaranteed Obligations, any obligations hereunder, or any security or guaranty of any of the foregoing and (v) any defenses not available to the Seller.
11.3 Each Guarantor agrees that his liability hereunder shall be primary and direct and that (i) the Buyer shall not be required to pursue any right or remedy it may have against the Seller or any other Guarantor under this Guarantee or otherwise or to first commence any proceeding or obtain any judgment against the Seller or any other Guarantor in order to enforce this Guarantee, and (ii) this Guarantee may be immediately enforced by the Buyer or its assigns upon the nonpayment when due of any amount due from the Seller to the Buyer with respect to the Guaranteed Obligations.
11.4 Each Guarantor agrees that the Seller may, from time to time, extend the time for performance or otherwise modify, alter, or change the terms of the Guaranteed Obligations without in any way releasing or discharging such Guarantor from any obligations hereunder; provided, however, that any such extension, modification, alteration or change does not increase the obligations of such Guarantor hereunder. This Guarantee shall not be released, extinguished, modified or in any way affected by the failure on the part of the Buyer or its assigns to enforce all the rights or remedies available to it. Each Guarantor consents and agrees that the insolvency, bankruptcy or dissolution of the Seller shall not relieve such Guarantor of his obligations assumed hereunder. This Guarantee shall inure to the benefit of the Buyer and its successors and assigns.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have executed this Membership Interests Purchase Agreement as of the date first written above.

DISCOVERREADY LLC
By:	/s/ James K. Wagner, Jr.
	Name:	James K. Wagner, Jr.
	Its:	CEO and Manager

DR HOLDCO LLC
By:	/s/ James K. Wagner, Jr.
	Name:	James K. Wagner
	Its:	CEO and Manager

DOLAN MEDIA COMPANY
By:	/s/ James P. Dolan
	Name:	James P. Dolan
	Its:	Chairman, President and CEO

GUARANTORS
/s/ James K. Wagner
James K. Wagner, individually

/s/ Steven R. Harber
Steven R. Harber, individually

/s/ David Shub
David Shub, individually

/s/ Paul Yerkes
Paul Yerkes, individually

/s/ C. Parkhill Mays
C. Parkhill Mays, individually

i

SCHEDULES
Schedule A — Members
Schedule 2.1(a) — Schedule of Sellers
Schedule 2.3 — Purchase Price Allocation
Schedule 3.1 — Foreign Jurisdictions
Schedule 3.3 — Capitalization
Schedule 3.4 — No Conflict
Schedule 3.5 — Required Consents
Schedule 3.6 — Financial Statements
Schedule 3.9(a) — Liens on Personal Property
Schedule 3.9(c) — Personal Property
Schedule 3.10(b) -Governmental Authorizations
Schedule 3.11 — Real Property Leases
Schedule 3.12(a) — Material Contracts
Schedule 3.12(e) — Material Contracts Subject to Termination, Modification or Acceleration
Schedule 3.13(b) — Proprietary Rights
Schedule 3.13(c) — Third Party Licenses and Company Licenses
Schedule 3.13(d)(ii) — Proprietary Rights Assignment Agreements
Schedule 3.13(f) — Restrictions on the Company
Schedule 3.13(h) — Company Products
Schedule 3.13(i) — Representations and Warranties on Company Products
Schedule 3.13(j) — Third Party Marks
Schedule 3.14(a) — Employee Benefit Plans
Schedule 3.14(b) — Unwritten Employee Benefit Plans
Schedule 3.14(g) — Non-Changeable Employee Benefit Plans
Schedule 3.15(a)(vii) — Employment Termination Conditions
Schedule 3.15(b) — Workers Compensation
Schedule 3.15(c) — Change in Control Payments
Schedule 3.16 — Employees
Schedule 3.18 — Affiliate Transactions
Schedule 3.19 — Insurance Policies
Schedule 3.20(e) — Tax Jurisdictions
Schedule 3.20(f) — Tax Liens
Schedule 3.21(a) — Proceedings
Schedule 3.26 — Corporate Names/Business Locations
Schedule 3.27 — Major Customers
Schedule 4.2 — Ownership
Schedule 4.4 — Sellers Conflicts
Schedule 5.3 — Buyer Conflicts

EXHIBITS
Exhibit 1.1 — Amended Operating Agreement
Exhibit 2.1(b) — Escrow Agreement
Exhibit 2.2(b) — Working Capital Calculation Example
Exhibit 7.2(h) — Harber Employment Agreement
Exhibit 7.2(i) — Shub Employment Agreement
Exhibit 7.2(j) — Wagner Employment Agreement
Exhibit 7.2(k) — Yerkes Employment Agreement
Exhibit 7.2(l) — Mays Employment Agreement
Exhibit 10.12 — Seller’s Operating Agreement

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